UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

ACCO BRANDS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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March 25, 2016

Dear Fellow Stockholder:

We invite you to join the Board of Directors and our management team at the ACCO Brands Corporation 2016 Annual Meeting of Stockholders, which will be held at 10:30 a.m. (Central Time) on Tuesday, May 10, 2016 at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. A map with directions to the Kemper Lakes Business Center can be found at the end of the attached Proxy Statement. The sole purpose of the meeting is to consider the matters described in the following Notice of 2016 Annual Meeting and Proxy Statement.

ACCO Brands delivered better-than-expected 2015 results in deteriorating international macroeconomic conditions. We gained share with key customers and in strategic categories, increased operating margins, and generated significant free cash flow. We primarily used this free cash flow to return value to our stockholders and position ourselves for the future by repurchasing our shares and repaying long-term debt, further reducing our net leverage. Despite the significant negative impact from foreign currency translation, we delivered $0.78 in earnings per share, down from $0.79 in 2014.

While 2015 was successful by most of our operating measures, it was a difficult year for our stock price. After a 34% increase in 2014, ACCO Brands stock was down 21% in 2015, dampened by investor sentiment arising from concerns regarding a potential Staples/Office Depot merger and weak international economies and currencies.

In 2016, we will continue to focus on improving profitability and restoring organic revenue growth in our markets. With a stronger balance sheet, the Company will also continue to evaluate ways to further enhance shareholder value through additional share buy-backs and acquisitions. We remain confident that we have the right strategy and management team to increase the long-term value of our Company.

It is important that your shares are represented at the meeting, whether or not you plan to personally attend. You can submit your proxy by using a toll-free telephone number, by mail or through the Internet, or you can vote in person at the meeting. Instructions for using these services are provided on the accompanying proxy card. If you decide to vote your shares using the accompanying proxy card, we urge you to complete, sign, date and return it promptly.

Sincerely,

Robert J. Keller	Robert H. Jenkins
Chairman of the Board	Presiding Independent Director

NOTICE OF 2016 ANNUAL MEETING

AND PROXY STATEMENT

The Annual Meeting of Stockholders of ACCO Brands Corporation (“ACCO Brands” or the “Company”) will be held at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois, 60047, at 10:30 a.m. Central Time on Tuesday, May 10, 2016, for the following purposes:

Item 1:	To elect ten directors identified in this Proxy Statement for a term expiring at the 2017 Annual Meeting;

Item 2:	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2016;

Item 3:	To approve, by non-binding advisory vote, the compensation of our named executive officers; and

Item 4:	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We currently are not aware of any other business to be brought before the 2016 Annual Meeting (the “Annual Meeting”). Only holders of record of common stock at the close of business on March 11, 2016 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) by telephone, (2) through the Internet or (3) by mail. For specific instructions, please refer to the accompanying proxy card. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

This year we are again taking advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to our stockholders via the Internet. We will send a Notice of Internet Availability of Proxy Materials (the “Notice”) to holders of our common stock as of the record date on or about March 28, 2016. The Notice describes how you can access our proxy materials, including this Proxy Statement, beginning on March 28, 2016.

We also are soliciting voting instructions from participants in the ACCO Brands Corporation 401(k) plan who hold shares of our common stock under the plan. We ask each plan participant to sign, date and return the accompanying voting instruction card or provide voting instructions by telephone or through the Internet as described on the voting instruction card.

By order of the Board of Directors

Pamela R. Schneider

Senior Vice President, General Counsel

and Corporate Secretary

This Proxy Statement and accompanying proxy are first being made available or distributed to our stockholders on or about March 28, 2016.

PROXY STATEMENT - HIGHLIGHTS

This summary highlights certain information contained elsewhere in this Proxy Statement. This summary does not contain all the information you should consider. You should read the entire Proxy Statement carefully before voting.

ACCO Brands Corporation Annual Meeting of Stockholders

Time and Date:	10:30 a.m. Central Time on Tuesday, May 10, 2016
Place:	Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047
Record Date:	March 11, 2016

Proposals to be Voted on and Board Voting Recommendations

Proposals		Board Recommendations	Page No.

Item 1	Election of ten directors	FOR each nominee	4

Item 2	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2016	FOR	20

Item 3	“Say-on-pay” advisory vote on the compensation of our named executive officers	FOR	53

Corporate Governance

Board of Directors and Committees

•	Declassified Board of Directors - all directors elected annually
•	Presiding Independent Director
•	80% of our directors are independent
•	Fully independent Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee
•	Executive sessions of independent directors held at each regularly scheduled quarterly board meeting
•	All directors attended over 85% of Board and committee meetings held in 2015
•	All Audit Committee members are “audit committee financial experts”

Stockholder Interests

•	Majority voting standard for election of directors in uncontested elections
•	Rights plan not renewed or replaced upon its expiration in August 2015
•	All directors and executive officers have met or are on track to meet stock ownership guidelines
•	Annual advisory vote to ratify independent auditors
•	Hedging, pledging and short sales of company stock are prohibited

Executive Compensation

Boris Elisman, CEO

Fiscal 2015 Total Realized Compensation

•	2015 Base Salary and All Other Compensation - $842,934
•	2015 Annual Incentive Plan Payout - $825,205
•	2013 - 2015 Long-Term Incentive Plan Payout - $1,444,188

Compensation Highlights

•	79% of CEO target compensation is at-risk based on financial performance measures or stock price appreciation
•	No executive employment agreements or individual change-in-control agreements
•	Clawback and recoupment policy
•	2015 say-on-pay proposal approved by 96.8% of stockholders voting at meeting
•	Independent compensation consultant
•	Annual compensation risk assessment
•	Three-year performance period for performance-based incentive awards
•	Double-trigger change-in-control provisions in executive severance plan
•	Incentive compensation plan includes plan features such as:
◦	Double-trigger vesting of equity in event of a change-in-control
◦	One-year minimum vesting requirements
◦	No broad discretion to accelerate vesting
◦	No liberal share recycling provisions
◦	No stock option repricing, cash buyouts, and discounted stock options

VOTING AND PROXIES

Why is ACCO Brands distributing this Proxy Statement?

Our Board of Directors is soliciting proxies for use at the Annual Meeting to be held on Tuesday, May 10, 2016, beginning at 10:30 a.m. Central Time, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois. In order to solicit your proxy, we must furnish you with this Proxy Statement, which contains information about the matters to be voted upon at the Annual Meeting.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is for stockholders to act upon the matters outlined in the Notice and described in this Proxy Statement, including: (1) the election of ten directors, (2) the ratification of KPMG LLP as our independent registered public accounting firm for 2016, (3) a non-binding advisory vote on the compensation of our named executive officers, and (4) such other business as may properly come before the meeting or any adjournment or postponement thereof. In addition, management will be available to respond to questions from stockholders.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the Internet instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we are providing access to our proxy materials via the Internet. The Notice we sent to our stockholders provides instructions on how to access and review this Proxy Statement and our Annual Report online, as well as how to vote online. Providing proxy materials electronically significantly reduces the printing and mailing costs associated with the distribution of printed copies of our proxy materials to our stockholders.

If you receive a Notice, you will not receive a printed copy of the proxy materials by mail unless you request one. All stockholders have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. In addition, stockholders may request proxy materials in printed form by mail on an ongoing basis.

Who is entitled to vote?

Only stockholders who own ACCO Brands common stock of record at the close of business on March 11, 2016 are entitled to vote. Each holder of common stock is entitled to one vote per share. There were 106,985,084 shares of common stock outstanding on March 11, 2016.

What is the difference between being a record holder and holding shares in street name?

A record holder holds shares in his or her own name. Shares held in “street name” are shares that are held in the name of a bank, broker or other nominee on a person’s behalf. If the shares you own are held in “street name,” the bank, broker or other nominee is required to vote your shares according to your instructions. Under the rules of the New York Stock Exchange (“NYSE”), if you do not give instructions to your bank, broker or other nominee, it will still be able to vote your shares on any “discretionary” items but will not be allowed to vote your shares with respect to certain “non-discretionary” items.

Only the ratification of KPMG LLP as our independent registered public accounting firm (proxy Item 2) is considered to be a discretionary item under the NYSE rules, and your bank, broker or other nominee will be able to vote on that item even if it does not receive voting instructions from you, so long as it holds your shares in its name. The election of directors (proxy Item 1) and the advisory vote on the compensation of our named executive officers (proxy Item 3) are non-discretionary items. Therefore, if you hold your shares in “street name”, your bank, broker or other nominee may not vote your shares with respect to these items unless it receives your voting instructions. Non-discretionary proxy items as to which no voting instructions are received are counted as “broker non-votes.” Broker non-votes are shares that are held in “street name” by a bank, broker or other nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do I vote?

Stockholders of record can vote by filling out the accompanying proxy card and returning it as instructed on the proxy card. You can also vote by telephone or through the Internet by following the instructions printed on the proxy card or the Notice. You may also vote in person at the meeting.

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Stockholders who hold shares in “street name” can vote by following the voting instructions in the materials received from your bank, broker or other nominee. The availability of telephone and Internet voting for stockholders who hold shares in “street name” will depend on the voting processes of your bank, broker or other nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive from your bank, broker or other nominee. In addition, you may only vote in person if you obtain a signed proxy from your bank, broker or other nominee, who is the holder of record.

How will my proxy be voted?

Your proxy, when properly signed and returned, or processed by telephone or through the Internet, and not revoked, will be voted in accordance with your instructions. We are not aware of any other matter that may be properly presented other than the election of directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016, and the advisory vote on the compensation of our named executive officers. If any other matter is properly presented at the meeting, the persons named in the enclosed form of proxy will have the authority to vote on such matters at their discretion.

What constitutes a quorum?

The holders of a majority of the issued and outstanding common stock of the Company present either in person or by proxy at the Annual Meeting will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting. If less than a majority of the outstanding shares of common stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place.

What if I don’t mark the boxes on my proxy or voting instruction?

If you hold shares in your name, unless you give other instructions on your form of proxy or when you cast your proxy by telephone or through the Internet, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. In summary, the Board of Directors recommends a vote:

•	FOR the election of each director nominee (proxy Item 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2016 (proxy Item 2); and

•	FOR the approval, on an advisory non-binding basis, of the compensation of our named executive officers (proxy Item 3)

If you hold shares in “street name,” your bank, broker or other nominee may vote your shares on discretionary matters without receiving voting instructions from you, but cannot vote your shares on non-discretionary matters. As a result, if you do not provide instructions, your bank, broker or other nominee will not have the authority to vote on proxy Item 1 (election of directors) and proxy Item 3 (advisory vote on the compensation of our named executive officers), but will have the authority to vote on proxy Item 2 (ratification of independent auditors).

Can I go to the Annual Meeting if I vote by proxy?

Yes. Attending the meeting does not revoke your proxy unless you vote in person at the meeting.

Please note that attendance at the Annual Meeting is limited to stockholders of record as of the close of business on March 11, 2016, the record date, and to those who hold a valid proxy from a stockholder of record. Each stockholder and proxyholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date. Proof of ownership can be the Notice, your proxy card or a proxy or voting instruction card provided by your broker, bank or other nominee, or a brokerage statement or letter from your bank or broker evidencing your ownership of ACCO Brands stock as of March 11, 2016. The use of cell phones, smartphones, electronic tablets, laptops and recording and photographic equipment is not permitted in the meeting room at the Annual Meeting. Failure to follow the meeting rules will be grounds for exclusion from the Annual Meeting.

How can I revoke my proxy?

You may revoke your proxy at any time before it is actually voted by giving written notice to the secretary of the Annual Meeting (if you attend the Annual Meeting) or by delivering a later-dated proxy, which automatically revokes your earlier proxy,

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either by mail, by telephone or through the Internet, if one of those methods was used for your initial proxy submission. If shares are held in a stock brokerage account or by a bank, broker or other nominee, then you are not the record holder of your shares, and while you are welcome to attend the Annual Meeting you will not be permitted to vote unless you obtain a signed proxy from your bank, broker or other nominee (who is the holder of record).

Will my vote be public?

No. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are only available to the independent Inspectors of Election and certain employees who have an obligation to keep your votes secret.

How many votes are needed to elect directors and how will votes be counted?

Each nominee for director will be elected to the Board of Directors (proxy Item 1) if the votes cast for such nominee’s election exceeds the votes cast against such nominee’s election (with abstentions and broker non-votes not counted as a vote cast for or against that nominee’s election). Please note that if you hold your shares in “street name”, your bank broker or other nominee will not be permitted to vote your shares on proxy Item 1 (election of directors) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

You may vote for or against each of the nominees for the Board, or you may abstain. If you abstain, your shares will be counted for purposes of establishing the quorum, but will have no effect on the election of the nominees.

In accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept if the nominee fails to receive the required vote for re-election. In that situation, the Governance Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. For additional information, see “Election of Directors--2016 Board of Director Nominees.”

How many votes are needed to approve the other matters to be voted upon at the Annual Meeting and how will votes be counted?

The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is necessary for the approval of proxy Items 2 and 3. This means that of the number of shares represented at the meeting and entitled to vote on the matter, a majority of them must be voted for the proposal for it to be approved. Proxy cards marked as abstentions on proxy Items 2 and 3 will have the same effect as a vote against the proposal and broker non-votes will have no effect on the vote for the proposal. Please note that if you hold your shares in “street name”, your bank broker or other nominee will not be permitted to vote your shares on proxy Item 3 (advisory vote on the compensation of our named executive officers) absent specific instructions from you. Therefore, it is important that you follow the voting instructions on the form that you receive from your bank, broker or other nominee.

With respect to the other matters to be voted upon, you may vote for, against or abstain. If you abstain from voting for a proposal, you vote will have the same effect as a vote against the proposal.

What if I participate in the ACCO Brands 401(k) plan?

We also are making this Proxy Statement available to and seeking voting instructions from participants in the ACCO Brands 401(k) plan who hold shares of our common stock under such plan. The trustees of the plan, as record holders of ACCO Brands common stock held in the plan, will vote whole shares attributable to you in accordance with your directions given on your voting instruction card, by telephone or through the Internet. If you hold shares of our common stock under the plan, please complete, sign and return your voting instruction card or provide voting instructions by telephone or through the Internet, as described on the voting instruction card, prior to May 5, 2016. The voting instruction card will serve as instructions to the plan trustees to vote the shares attributable to your interest in the manner you indicate on the card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

Our Proxy Statement and 2015 Annual Report on Form 10-K are available at: www.proxyvote.com.

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ELECTION OF DIRECTORS

(Proxy Item 1)

Our By-laws currently provide that the Board of Directors (the “Board”) may consist of not less than nine nor more than thirteen members. Currently, there are ten members serving on our Board of Directors. The Board of Directors, upon recommendation from the Corporate Governance and Nominating Committee (the “Governance Committee”), has selected all of the currently serving directors as nominees for election as directors at the Annual Meeting.

Directors are responsible for overseeing the Company’s business consistent with their fiduciary duties to stockholders. The Board of Directors believes that there are general requirements applicable to all directors as well as other skills and experience that should be represented on our Board as a whole, but not necessarily in each director. The Board of Directors and the Governance Committee consider the entirety of the qualifications of directors and director nominees individually, as well as in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications Required for All Directors

In assessing potential directors, including those recommended by stockholders, the Board of Directors and the Governance Committee consider a variety of factors, including the evolving needs of the Board of Directors and the Company as well as other criteria established by the Board of Directors. These include the potential director’s judgment, independence, business and educational background, stature, public service, conflicts of interest, integrity, ethics and ownership of Company stock, as well as his or her level of commitment to stockholder value creation and his or her ability and willingness to devote sufficient time to serve on the Board of Directors and to the affairs of the Company. The Board of Directors and the Governance Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field.

Experience, Qualifications and Skills Represented on Our Board of Directors

In addition to the general qualifications highlighted above, in light of the Company’s current needs and its business strategy, our Board of Directors has identified particular expertise, qualifications and skills that are important to be represented on our Board as a whole. The Board of Directors believes it is valuable to have a mix of individuals with expertise as senior executives in the areas of operations, finance, marketing and sales, human resources, compensation and talent management; individuals with enterprise-level information technology expertise; and individuals with expertise in emerging market development, corporate strategy, corporate governance and risk management. The Board also believes it is important that a meaningful number of our directors have operating knowledge of the industry in which the Company operates, general management experience or experience serving as a public company director.

Board Diversity

The Board also believes that diversity, including diverse viewpoints, is an important consideration in board composition. When considering director qualifications, the Board and the Governance Committee evaluate the entirety of each director’s credentials, including factors such as diversity of background, experience, skill, age, race, ethnicity and gender. Although the Board of Directors does not have a written diversity policy, the Governance Committee evaluates the current composition of the Board with a view toward having the Board reflect a diverse mix of skills, experiences, backgrounds and opinions. Depending on the current composition of the Board, the Governance Committee may weigh certain factors, including those relating to diversity, more or less heavily when evaluating a potential candidate.

2016 Board of Director Nominees

The Board of Directors proposes that each of the ten nominees named and described below be elected for a one-year term expiring at the 2017 annual meeting of stockholders or until his or her respective successor is duly elected and qualified. Proxies cannot be voted for more than the number of nominees proposed for election.

Each of our director nominees possesses the judgment and business and educational background required and has a proven track record of success in his or her field as well as a reputation for integrity, honesty and adherence to high ethical standards. They each have business acumen and an ability to exercise sound judgment and a commitment of service to our Company, its stockholders and the Board of Directors. In addition, our Board of Directors is comprised of individuals who collectively possess the particular experiences we consider important to be represented on our Board of Directors as a whole as discussed under the heading “--Experience, Qualifications and Skills Represented on Our Board of Directors” and, as a group, reflect the diverse mix

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of skills, experiences, backgrounds and opinions the Board believes is optimal to foster an effective decision-making environment. One of the ten current directors is a woman who also chairs our Audit Committee, and another is ethnically diverse.

Each of the nominees below has consented to serve a one-year term if elected. If any nominee should become unavailable to serve as a director, the Board of Directors may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors. Additionally, in accordance with the Company’s Corporate Governance Principles, each director nominee has submitted a contingent, irrevocable resignation that the Board may accept if the nominee fails to receive the required vote for re-election. In that situation, the Governance Committee (or a special committee consisting solely of independent directors not subject to a failed vote) would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would then act on this recommendation within 90 days of the date that the election results were certified, and the Company would promptly publicly disclose the Board’s decision.

The following paragraphs provide information about each director nominee’s age, positions held, principal occupation and business experience for the past five years, the year first elected as a director of ACCO Brands and the names of other publicly traded companies for which he or she currently serves as a director or has served as a director during the past five years. For information about the number of shares of common stock beneficially owned by each director see “Certain Information Regarding Security Holders.” There are no family relationships among any of the directors and executive officers of ACCO Brands.

The Board of Directors recommends that you vote FOR the election of all the nominees.

Boris Elisman, President and Chief Executive Officer, Director since 2013. Mr. Elisman, age 53, is the Company’s President and Chief Executive Officer. Prior to becoming our President and CEO in March 2013, Mr. Elisman served as President and Chief Operating Officer of the Company from 2010 and was President, ACCO Brands Americas from 2008 to 2010. In 2008, he served as President of the Company’s Global Office Products Group and from 2004 to 2008, he served as President of the Company’s Computer Products Group. Prior to that time, Mr. Elisman held Vice President and General Manager positions in marketing and sales for Hewlett-Packard Company from 2001 to 2004.

Robert J. Keller, Chairman of the Board, Director since 2005. Mr. Keller, age 62, has served as Chairman of the Board of Directors of the Company since October 2008. He served as Chief Executive Officer of the Company from October 2008 to March 2013 and as Executive Chairman from March 2013 to March 2015, when he retired as an executive officer of the Company and transitioned to his current role as non-executive Chairman of our Board. Prior to joining the Company, Mr. Keller served as President and Chief Executive Officer and as a director of APAC Customer Services, Inc. from March 2004 until February 2008 and served in various capacities at Office Depot, Inc., most recently as its President, Business Services Group.

George V. Bayly, Director since 2005. Mr. Bayly, age 73, is a private investor. Since August 2008, Mr. Bayly has served as Principal of Whitehall Investors LLC, a consulting and venture capital firm. Prior to that time, he served as Chairman and interim Chief Executive Officer of Altivity Packaging LLC, interim Chief Executive Officer of U.S. Can Corporation, and Chairman, President and Chief Executive Officer of Ivex Packaging Corporation, a specialty packaging company. Mr. Bayly was a director of General Binding Corporation from 1998 until August 2005, when it was acquired by the Company. He is currently a director of TreeHouse Foods, Inc., and Multi Packaging Solutions Limited, and was a director of CCL Industries, Inc. from 2009 to 2013 and a director of Graphic Packaging Holding Company from 2008 until February 2014.

James A. Buzzard, Director since 2012. Mr. Buzzard, age 61, served as President of MeadWestvaco Corporation (“MWV”) from 2003 until his retirement in March 2014 and was responsible for global operations, including Packaging, Specialty Chemicals, Technology and Supply Chain. Mr. Buzzard began his career with Westvaco in 1978 and held positions of increasing responsibility over many years, including as Executive Vice President responsible for MWV’s Consumer and Office Products Group.

Kathleen S. Dvorak, Director since 2010. Ms. Dvorak, age 59, served as Executive Vice President and Chief Financial Officer of Richardson Electronics, Ltd., a global provider of engineered solutions and a leading distributor of electronic components to the electron device marketplace until her retirement in August 2015. Previously, she was Senior Vice President and Chief Financial Officer of United Stationers Inc., an office products wholesaler and distributor from 2001 until 2007.

Robert H. Jenkins, Director since 2007. Mr. Jenkins, age 73, is our Presiding Independent Director. Mr. Jenkins is retired. He served as Chairman, President and Chief Executive Officer of Sundstrand Corporation from 1997 to 1999, and as its President and Chief Executive Officer from 1995 to 1997. Sundstrand is an aerospace and industrial company that merged with United Technologies Corporation in June 1999, forming Hamilton Sundstrand Corporation. Mr. Jenkins is currently a director of AK Steel Holding Corporation, Clarcor, Inc. and was a director of Jason Industrial, Inc. from June 2014 until November 2015.

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Pradeep Jotwani, Director since 2014. Mr. Jotwani, age 61, is retired. Mr. Jotwani had a long and successful career at Hewlett-Packard Company serving in a number of different capacities from 1982 to 2007 and again from 2012 until July 2015. Between 2007 and 2012, he served as Senior Vice President at Eastman Kodak Company, which filed for bankruptcy in 2012. When he retired from Hewlett-Packard in July 2015, he was the Senior Vice President, LaserJet and Enterprise Solutions. Mr. Jotwani served on the board of RealNetworks from 2007 to 2010, and from 2009 until 2010 he served on the board of Westinghouse Solar.

Thomas Kroeger, Director since 2009. Mr. Kroeger, age 67, is President of Spencer Alexander Associates, which provides management consulting and executive recruiting services. Spencer Alexander Associates is affiliated with Howard & O’Brien Associates, a retained executive search firm. Mr. Kroeger currently serves as a director of Precision Dialog Holdings LLC. Previously, Mr. Kroeger served as chief human resources officer for each of Invacare Corporation, Office Depot, Inc. and The Sherwin-Williams Company. In each of these positions he was also a member of each company’s executive committee.

Michael Norkus, Director since 2009. Mr. Norkus, age 69, is President of Alliance Consulting Group, a business strategy consulting firm. Prior to founding Alliance Consulting Group in 1986, Mr. Norkus was Vice President and director of The Boston Consulting Group, where he served for 11 years. Mr. Norkus also currently serves as a director of Genesee & Wyoming, Inc. and served as a director of Overland Storage, Inc. from 2004 to 2011.

E. Mark Rajkowski, Director since 2012. Mr. Rajkowski, age 57, has been appointed Senior Vice President and Chief Financial Officer of Xylem Inc., a global water technology company, effective March 28, 2016. Mr. Rajkowski served as Senior Vice President and Chief Financial Officer of MWV from 2004 until July 2015. He began his career with PricewaterhouseCoopers LLP in 1981, last serving as the managing partner for the Upstate New York Technology Industry Group, and held financial and operating positions of increasing responsibility at Eastman Kodak Company prior to joining MWV.

The table below highlights the primary reasons each individual was selected as a director nominee relative to our desired criteria for a diverse, well-balanced Board of Directors and the particular expertise, qualifications and skills we believe should be represented on our Board of Directors. Many of our directors have experience and expertise beyond those noted below. The table is intended to highlight the specific, unique characteristics which led to each individual’s selection.

	Boris Elisman	Robert J. Keller	George V. Bayly	James A. Buzzard	Kathleen S. Dvorak	Robert H. Jenkins	Pradeep Jotwani	Thomas Kroeger	Michael Norkus	E. Mark Rajkowski
Senior Operating Executive Expertise	✓	✓	✓	✓		✓	✓
Senior Financial Executive Expertise					✓					✓
Senior Marketing/Sales Executive Expertise	✓	✓		✓			✓
Senior HR/Compensation/Talent Development Expertise								✓
Operating Knowledge of Company’s Industry	✓	✓	✓	✓	✓		✓	✓
Public Company Directorship Experience			✓			✓		✓
Enterprise Level Information Technology Expertise					✓					✓
International Market Development Expertise	✓			✓			✓		✓
Corporate Strategy Development Expertise		✓							✓	✓
Corporate Governance Expertise			✓			✓		✓	✓
Risk Management Expertise					✓	✓			✓	✓

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During 2015, there were six meetings of the Board of Directors. Each director attended more than 75% of the total meetings of the Board of Directors and committees of the Board of Directors of which the director was a member. In addition to participation at Board of Directors and committee meetings, our directors discharged their responsibilities throughout the year through personal meetings and other communications, including considerable telephone contact with our Chairman, our CEO and other members of senior management regarding matters of interest and concern to ACCO Brands.

7

CORPORATE GOVERNANCE

The Board of Directors has adopted Corporate Governance Principles to assist it in the exercise of its responsibility to oversee the performance of the Company’s management for the benefit of the Company’s stockholders and the creation of stockholder value. These principles, along with the charters of the Board of Directors’ committees and other key policies and practices of the Board of Directors, are intended to provide a framework for the governance of the Company.

Director Independence

The Corporate Governance Principles provide that a majority of the members of the Board of Directors, and each member of the Audit, Compensation and Governance Committees, must meet certain criteria for independence. Based on the NYSE independence requirements, the Corporate Governance Principles (which are available on our website, www.accobrands.com) set forth certain standards to assist the Board of Directors in determining director independence. The Corporate Governance Principles provide that a director will be considered independent only if the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. In addition, the Corporate Governance Principles provide that under no circumstances will a director be considered independent if:

(a)	the director is a current employee of the Company or any of its subsidiaries, or has an immediate family member who is a current executive officer of the Company or any of its subsidiaries;

(b)	the director is a former employee, or any immediate family member is a former executive officer, of the Company or its subsidiaries, until three years after the employment has ended;

(c)	the director (1) is a current partner or employee of the firm that is the Company’s internal or external auditor; (2) has been within the last three years, or has an immediate family member that has been within the last three years, a partner or employee of such firm and worked on the Company’s audit during that time; or (3) has an immediate family member who is currently, or within the last three years has been, an employee of such firm and participates in the audit, assurance or tax compliance (but not tax planning) practice;

(d)	the director or an immediate family member has been within the last three years employed as an executive officer of another company where any of the Company’s present executive officers serves or has served at the same time on that company’s compensation committee;

(e)	in any year, the director or any immediate family member receives, or in any twelve-month period within the last three years has received, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on future service); and

(f)	the director is a current employee, or any immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount that exceeds, in any of the last three fiscal years, the greater of $1 million or 2% of the other company’s consolidated gross revenues.

Each member of the Board of Directors, other than Messrs. Elisman and Keller, has been affirmatively determined by the Board of Directors to be independent as defined in the Corporate Governance Principles and in accordance with NYSE independence requirements. Sheila G. Talton, who resigned from the Board of Directors effective March 16, 2015, was also affirmatively determined by the Board of Directors to be independent.

In reaching this conclusion as it relates to Mr. Rajkowski, the Board considered the fact that during 2015 the Company purchased coated paper products from MWV. See “Transactions with Related Persons.” Mr. Rajkowski was an executive officer of MWV until July 1, 2015. After considering all the facts and circumstances related to this transaction, the Board of Directors concluded that its existence did not impair Mr. Rajkowski’s independence.

Mr. Jenkins is our Presiding Independent Director and presides at all executive sessions of the independent directors. Executive sessions of independent directors are held at every regularly scheduled meeting of the Board of Directors. In 2015, each regularly scheduled Board meeting included an independent director executive session.

Stockholder Communication

The Board of Directors and management encourage communication from our stockholders. Stockholders who wish to communicate with our management should direct their communication to the Chairman or the Office of the Corporate Secretary, Four Corporate Drive, Lake Zurich, Illinois 60047. Stockholders and other interested parties who wish to communicate with the non-employee or independent directors, any individual director or the Presiding Independent Director should direct their communication care of the Office of the Corporate Secretary at the address above. The Corporate Secretary will forward to our Presiding Independent Director any communications intended for the full Board of Directors, for the non-employee or independent directors as a group, or for the Presiding Independent Director. Communications intended for an individual director will be forwarded directly to that director. If multiple communications are received on a similar topic, the Corporate Secretary may, in her discretion, forward only representative correspondence. Any communications that are unrelated to the Company or Board business or that are abusive, inappropriate or in bad taste or present safety, security or privacy concerns may be handled differently.

Annual Meeting Attendance

We do not have a formal policy requiring members of the Board of Directors to attend stockholders’ annual meetings, although all directors are expected to attend. Nine of the ten directors serving on the Board of Directors at the time of the 2015 annual meeting of stockholders attended the 2015 annual meeting.

Board of Directors’ Leadership Structure

The Board of Directors regularly evaluates whether it is in the best interests of the Company for the positions of Chairman and CEO to be separate or combined. In March 2013, upon the appointment of Mr. Elisman as our CEO, we separated the role of Chairman and CEO, with Mr. Keller being appointed as the Company’s Chairman.

Separating the roles of Chairman and CEO has enabled Mr. Elisman to focus his attention on his responsibilities as CEO during his early years in the position, while Mr. Keller’s role as Chairman has provided continuity in leadership of the Board of Directors. During 2015, Mr. Keller retired as an executive officer of the Company and transitioned to his current role as non-executive Chairman. The Board believes Mr. Keller’s continued service as non-executive chairman is valuable to the Company given his familiarity with the Company’s overall business and its short- and long-term strategies. As CEO, Mr. Elisman reports directly to the Board of Directors.

Although the roles of Chairman and CEO are separate, Mr. Keller is not independent. Accordingly, we have a Presiding Independent Director who presides at meetings of all independent directors in executive session. This allows directors to speak candidly on any matter of interest, without the Chairman, the CEO or other members of management present. Mr. Jenkins, our Presiding Independent Director, works closely with Messrs. Keller and Elisman in establishing the agenda for each meeting of the Board of Directors and acts as a conduit for contact between Messrs. Keller and Elisman and the other directors. The Presiding Independent Director, although not required to do so, also endeavors to attend as many Board committee meetings as possible.

Further, it is our view that the independent members of our Board of Directors and the four standing Board committees provide appropriate oversight and an effective balance to our Chairman and our CEO roles. For additional information regarding the roles and responsibilities of our Audit Committee, Compensation Committee, Governance Committee and Finance and Planning Committee (the “Finance Committee”), see “--Committees.” The Chairman and the CEO do not serve on any of our standing committees and, as discussed in more detail below, the entire Board of Directors is actively involved in overseeing our risk management. We believe the independent composition of our principal Board committees, together with the Presiding Independent Director, provides balanced leadership and consistent, effective oversight of our management and our Company.

Risk Oversight

Our Board of Directors believes that an effective enterprise risk management program (“ERM”) will timely identify the material risks we face, communicate necessary information about those risks to senior management and, as appropriate, to the Board of Directors or its relevant committees, support the implementation of appropriate and responsive risk management strategies, and integrate risk management into our decision-making. Our senior management has primary responsibility for managing enterprise risks as well as the day-to-day risks associated with our business, including strategic, operational, financial, legal, regulatory, technology, geo-political, reputational, and emerging risks.

Our Board is responsible for the oversight of our risk management. Our ERM includes policies and procedures designed to help identify, evaluate, monitor, manage and mitigate the major internal and external risks we are exposed to in our business and to align risk-taking appropriately with our efforts to increase stockholder value. The Board currently oversees our risk management primarily thorough the Governance Committee which oversees the ERM policies and procedures established by management and the delegation of specific areas of risk to other Board committees, as well as through the Company’s internal audit function. Our Board receives reports from these committees regarding topics discussed at the committee meetings, which include the areas of risk overseen by the committees.

•	Governance Committee: In addition to overseeing our ERM policies and procedures, our Governance Committee is responsible for reviewing management’s activities in the areas of product liability/safety, and anti-corruption and bribery. Our Governance Committee also oversees management’s administration of the Company’s corporate social responsibility and sustainability programs and periodically reviews the structure of our Board’s committees and charters to ensure appropriate oversight of risk.

•	Audit Committee: Our Audit Committee oversees certain financial risks associated with the preparation of the Company’s financial statements and our legal and compliance activities, including the adequacy of our internal controls over financial reporting, our disclosure controls and procedures and our information technology general controls. The Audit Committee also oversees management actions and controls related to cyber and data security risks, disaster recovery and business continuity.

•	Finance Committee: Our Finance Committee assists in monitoring and overseeing financial risks with respect to the Company’s capital structure, investments, use of derivatives and hedging instruments, currency exposure and other business and financing plans and policies.

•	Compensation Committee: Our Compensation Committee considers risk and structures our executive compensation programs with an eye to providing incentives to appropriately reward executives for growing stockholder value without undue risk taking. It reviews, at least annually, the relationship between the Company’s ERM, corporate strategy and executive compensation. See “Compensation Discussion and Analysis--Discussion and Analysis--Role of our Compensation Committee and Management.” Oversight of the Company’s succession planning also is included in the Compensation Committee’ risk oversight responsibilities.

In addition to the activities undertaken by each of the Board committees, the Board as a whole participates in regular discussions among directors and with senior management with respect to several core subjects in which risk oversight is an inherent element, including strategy, operations, finance, mergers and acquisitions and legal matters. Operational and strategic presentations to the Board include consideration of the challenges and risks to our business. At least annually, our Board reviews management’s long-term strategic plans and the risks associated with carrying out these plans.

Committees

The Board of Directors has established an Audit Committee, a Compensation Committee, a Governance Committee and a Finance Committee, each of which operates pursuant to a written charter that is available on our website (www.accobrands.com). The Company also has an Executive Committee that consists of Messrs. Keller (Chairperson), Elisman and Jenkins. The Executive Committee has all the power and authority of the Board of Directors except for specific powers that by law must be exercised by the entire Board of Directors. Although Messrs. Buzzard and Rajkowski are independent under our Corporate Governance Principles and the NYSE standards, the Board of Directors decided that neither of them should serve on the Compensation Committee, Governance Committee or Audit Committee, respectively, as an acknowledgment that some third parties may not consider them independent for a period of time due to their employment with MWV prior to the merger of a subsidiary of the Company with the consumer office products division of MWV in May 2012.

Audit Committee

Members	The members of the Audit Committee are Ms. Dvorak (Chairperson), Mr. Jotwani and Mr. Jenkins, who joined the Audit Committee following Ms. Talton’s resignation as a director in March 2015. Each member meets, and during her tenure Ms. Talton met, the independence standards of our Corporate Governance Principles and the NYSE and the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Each member meets, and during her tenure Ms. Talton met, the financial literacy requirements of the NYSE and has been determined by the Board of Directors to be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

Number of Meetings Last Year	Ten

Primary Functions	Oversees (1) the integrity of our financial statements and our accounting and financial reporting processes, (2) the independence and qualifications of our independent auditors, (3) the performance of the independent auditors and our internal audit function, and (4) our compliance with legal and regulatory requirements. As part of its responsibilities, the Audit Committee, among other things:

•	retains and oversees an independent, registered public accounting firm to serve as the Company’s independent auditors to audit our financial statements and monitors the independence and performance of our independent auditors;

•	approves the scope of audit work and reviews reports and recommendations of our independent auditors;

•	meets separately with our independent auditors on a quarterly basis;

•	reviews the annual internal audit plan, summaries of key reports and updates on the results of internal audit work;

•	reviews internal audit staffing levels, qualifications and annual expense budgets;

•	pre-approves all audit and permissible non-audit services to be provided by our independent auditors in accordance with policies and procedures established and maintained by the Audit Committee;

•	reviews and discusses with management our financial statements and quarterly and annual reports to be filed with the SEC, our earnings announcements and related materials;

•	reviews and discusses with management the adequacy and effectiveness of our disclosure controls and procedures and our internal control over financial reporting, including any material weaknesses, significant deficiencies or changes in internal controls;

•	discusses with our independent auditors our annual and quarterly financial statements;

•	reviews our policies regarding financial risk assessment and risk management and discusses with management the Company’s financial risk exposures and actions taken to monitor and control such exposures;

•	establishes and oversees procedures for receiving and responding to concerns regarding accounting, internal accounting controls and auditing matters; and

•	reviews and approves (or ratifies where appropriate) certain categories of related-party transactions.

Compensation Committee

Members	The members of the Compensation Committee are Messrs. Kroeger (Chairperson), Bayly and Norkus. Each member meets the independence standards of our Corporate Governance Principles and the NYSE, as well as qualifies as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”).

Number of Meetings Last Year	Ten

Primary Functions	Oversees compensation and benefit programs for our executive officers and other members of senior management with a view towards attracting, motivating, and retaining high-quality leadership and compensating those individuals in a manner that is aligned with stockholders’ interests, consistent with competitive practices, commensurate with performance and in compliance with the requirements of appropriate regulatory bodies. As part of its responsibility the Compensation Committee, among other things:

•	establishes the Company’s compensation philosophy;

•	annually reviews and recommends to the Board of Directors the compensation of our CEO and evaluates his performance against incentive goals;

•	establishes and approves the compensation for our other executive officers;

•	administers, reviews and exercises the Board of Directors’ authority with respect to equity-based, and annual and long-term incentive compensation plans of the Company; determines and approves, or recommends for approval, grants of awards under such plans to executive officers; and delegates, at its discretion, to the CEO the authority to grant equity-based and incentive awards to non-executive employees;

•	exercises the Board of Directors’ authority with respect to the oversight and, where applicable, administration of the Company’s health and benefit and defined benefit, retirement and supplemental retirement plans, including the Company’s 401(k) plan;

•	exercises the Board of Directors’ authority with respect to employment, compensation, severance and change-in-control arrangements or agreements with executive officers, and, if applicable, other key employees as it may determine, and oversees management’s administration of such agreements or arrangements;

•	oversees the succession planning processes for executive officers and assists the Board of Directors in establishing such processes for our CEO;

•	oversees risk management with respect to the Company’s compensation policies and practices; and

•	establishes and reviews guidelines requiring our executives and other officers to maintain certain levels of stock ownership in the Company.

Corporate Governance and Nominating Committee

Members	The members of the Governance Committee are Messrs. Norkus (Chairperson), Bayly, Jotwani and Kroeger. Each member meets the independence standards of our Corporate Governance Principles and the NYSE.

Number of Meetings Last Year	Ten

Primary Functions	Develops and oversees the Company’s corporate governance policies and provides advice with respect to corporate governance, the rights and interests of stockholders and the organization, evaluation and functioning of the Board of Directors and its committees. The Governance Committee also identifies, reviews and recommends candidates for election to the Board of Directors and its committees. As part of its responsibility, the Governance Committee, among other things:

•	annually reviews and, if desirable, recommends changes to the Company’s Corporate Governance Principles;

•	reviews and provides recommendations with respect to the composition and structure of the Board of Directors and the duties, powers, composition and structure of the Board’s committees;

•	establishes and reviews criteria relating to the qualifications, candidacy, service and tenure of directors and the procedures for the consideration of director candidates recommended by the Company’s stockholders;

•	identifies and evaluates potential director candidates and recommends nominees for election or re-election as members of the Board of Directors;

•	establishes and reviews criteria and qualifications for membership on Board’s committees and recommends directors for membership on such committees;

•	together with our Presiding Independent Director, manages the annual performance review process of the Board of Directors and the Board’s committees;

•	annually reviews and, if desirable, makes recommendations regarding compensation arrangements for non-employee directors, and administers the Company’s non-employee director deferred compensation plan;

•	develops, recommends and periodically reviews the non-employee director stock ownership guidelines; and

•	oversees management’s administration of the Company’s ERM, corporate social responsibility and sustainability programs.

Finance and Planning Committee

Members	The members of the Finance Committee are Mr. Rajkowski (Chairperson), Ms. Dvorak and Mr. Jenkins, who joined the Finance Committee following Ms. Talton’s resignation as a director in March 2015. Each member meets, and during her tenure Ms. Talton met, the independence standards of our Corporate Governance Principles and the NYSE.

Number of Meetings Last Year	Five

Primary Functions	Assists the Board of Directors in fulfilling its responsibilities to monitor and oversee the Company’s financial affairs with respect to the Company’s capital structure, investments, business and financing plans and policies, as well as financing requirements. The Finance Committee also evaluates specific financial proposals, plans, strategies, transactions and other initiatives. As part of its responsibility the Finance Committee, among other things:

•	reviews the capital structure and financing requirements of the Company, as well as the Company’s debt ratings and bank credit facility arrangements, and makes recommendations to management concerning the Company’s liquidity needs;

•	reviews and approves the Company’s policies related to use of hedging and derivative instruments, including, among other things, approving any future authorizations for the Company and its subsidiaries to enter into swaps;

•	reviews and makes recommendations to management regarding the annual business plan;

•	reviews and makes recommendations to management on any proposals for equity and debt transactions under consideration, including, but not limited to, issuances, repurchases, redemptions, retirements and recapitalizations;

•	reviews and makes recommendations to management on any strategic actions under consideration, including any proposed acquisitions, divestitures, mergers, strategic alliances, investments or other actions to maintain or enhance stockholder value;

•	reviews and makes recommendations to management regarding the Company’s dividend policy; and

•	annually reviews the funding and investment performance of the Company’s defined benefit, retirement and supplemental retirement plans, including the Company’s 401(k) plan.

Board and Committee Self-Evaluation

Under the direction of the Governance Committee and our Presiding Independent Director, the Board of Directors and each Committee conducts an annual review of its performance and effectiveness.

Director Nomination Process

In identifying and evaluating director candidates for recommendation as nominees to the Board of Directors, the Governance Committee will determine, among other things, whether there are any evolving needs of the Board of Directors and the Company that require a director with particular expertise, experience or background to fill that need. The Governance Committee may retain a third-party search firm to locate and provide information on candidates that meet the needs of the Board of Directors at that time. The Chairperson of the Governance Committee and some or all of the members of the Governance Committee and the Board will interview potential candidates that are deemed appropriate. If the Governance Committee determines that a potential candidate meets the needs of the Board of Directors, has the qualifications, and meets the standards set forth in the Company’s Corporate Governance Principles and as further described under the headings “Election of Directors--Qualifications Required for All Directors”, “--Experience, Qualifications and Skills Represented on Our Board of Directors” and “--Board Diversity,” it will recommend to the Board of Directors the nomination of the candidate.

The policy of the Governance Committee is to consider director candidates recommended by stockholders if properly submitted to the Governance Committee. Stockholders wishing to recommend persons for consideration by the Governance Committee as nominees for election to the Board of Directors can do so by writing to the Office of the Corporate Secretary of ACCO Brands Corporation at Four Corporate Drive, Lake Zurich, Illinois 60047. Recommendations must include the proposed nominee’s name, biographical data and qualifications as well as a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a director. The Governance Committee will then consider the candidate and the candidate’s qualifications. The Governance Committee may contact the stockholder making the nomination to discuss the qualifications of the candidate and the reasons for making the nomination and may interview the candidate if the Governance Committee deems the candidate to be appropriate. The Governance Committee may use the services of a third-party search firm to provide additional information about the candidate in determining whether to make a recommendation to the Board of Directors.

The Governance Committee’s nomination process for stockholder-recommended candidates and all other candidates is designed to ensure that the Governance Committee fulfills its responsibility to recommend candidates that are properly qualified to serve the Company for the benefit of all of its stockholders, consistent with the standards established by the Governance Committee under our Corporate Governance Principles. Stockholders seeking to nominate persons for election to our Board of

Directors must comply with our procedures for stockholder nominations described under the heading “Submission of Stockholder Proposals and Nominations.”

Compensation Committee Interlocks and Insider Participation

All current members of the Compensation Committee are considered independent under our Corporate Governance Principles. No interlocking relationships exist between the Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are subject to Section 16 of the Exchange Act, which requires them to file with the SEC reports regarding their ownership and changes in beneficial ownership of our equity securities. Reports received by the Company indicate that all directors and executive officers have filed all requisite reports with the SEC on a timely basis during 2015.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter and in accordance with the Company’s Code of Business Conduct and Ethics, it is the Company’s preference to avoid such transactions. Nevertheless, the Company recognizes that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of the Company. Therefore, the Company has adopted a formal written policy which requires the Audit Committee to review and, if appropriate, to approve or ratify any such transactions. Pursuant to the policy, the Audit Committee will review any transaction in which the Company is, or will be, a participant and the amount involved exceeds $120,000, and in which any of the Company’s directors or executive officers or any of their immediate family members had, has or will have a direct or indirect material interest. After its review, the Audit Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in good faith. The Audit Committee has also directed the Company’s General Counsel and internal audit department to review the Company’s compliance with this policy on at least an annual basis.

During 2015, the Company purchased approximately $1.4 million of coated paper products from MWV in a series of transactions. This amount represents significantly less than one percent of either party’s reported annual revenues. Management has determined that such transactions were on terms at least as favorable to the Company as terms otherwise available in the marketplace. Management has also been advised by MWV that Mr. Rajkowski’s compensation was not impacted by these transactions.

2015 DIRECTOR COMPENSATION

Director compensation is set by the Board of Directors upon a recommendation from the Governance Committee. The key objective of our non-employee directors’ compensation program is to attract and retain highly qualified directors with the necessary skills, experience and character to oversee our management. In addition, our compensation program is designed to not only attract and retain highly qualified directors but to align the interests of our Board with the long-term interests of our stockholders by linking a significant portion of director compensation to common stock performance. The compensation program is also designed to recognize the time commitment, expertise and potential liability associated with active Board membership. We compensate our non-executive directors with a mix of cash and equity-based compensation.

The Governance Committee reviews non-employee director compensation annually and periodically engages the Compensation Committee’s independent consultant, Compensation Strategies, Inc. (“CSI”), to conduct comprehensive reviews of non-employee director compensation, including a review of director compensation for our Peer Group as described in “Compensation Discussion and Analysis--Discussion and Analysis--Peer Group.” The Governance Committee uses the data and advice provided by its independent consultant along with information from benchmarking studies conducted by the National Association of Corporate Directors among others in formulating its recommendation to the Board regarding non-employee director compensation. After consideration of the compensation philosophy, the benchmarking and other information provided by its independent consultant, and practices for director compensation generally as well as the anticipated time commitments for 2015, the Committee approved the continuation for 2015 of the annual retainers and equity grants at the levels established in May 2013.

The following table sets forth the compensation paid to members of our Board of Directors in 2015 other than Mr. Elisman, whose compensation is included in the 2015 Summary Compensation Table since he is a named executive officer of the Company. Directors who are also executives of the Company do not receive any additional compensation for their service on our Board.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
George V. Bayly	90,000		90,000	—	180,000
James A. Buzzard	90,000		90,000	—	180,000
Kathleen S. Dvorak	110,000		90,000	—	200,000
Robert H. Jenkins	115,000		90,000	3,500	208,500
Pradeep Jotwani	90,000		90,000	—	180,000
Robert J. Keller	232,769	(3)	90,000	8,797	331,566
Thomas Kroeger	105,000		90,000	5,000	200,000
Michael Norkus	100,000	(4)	90,000	1,000	191,000
E. Mark Rajkowski	100,000		90,000	5,000	195,000
Sheila G. Talton(5)	22,500		—	—	22,500

(1)	The amounts represent the grant date fair value of equity awards determined in accordance with FASB ASC Topic 718. Assumptions used in determining the grant date fair value of these awards are set forth in Note 5 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC. The aggregate number of outstanding stock awards and options held by each director at December 31, 2015 is set forth in the table below:

Name	Restricted Stock Units (RSUs)	Stock Options
George V. Bayly	20,168	—
James A. Buzzard	8,746	—
Kathleen S. Dvorak	47,988	—
Robert H. Jenkins	8,746	—
Pradeep Jotwani	28,637	—
Robert J. Keller	11,422	336,642
Thomas Kroeger	20,168	—
Michael Norkus	35,020	—
E. Mark Rajkowski	35,020	—
Sheila G. Talton(5)	—	—

(2)	For Messrs. Jenkins, Kroeger, Norkus, and Rajkowski, amounts under “All Other Compensation” represent matching charitable donations made by the Company on behalf of such directors. See “--Director Charitable Matching Gift Program.” For Mr. Keller, the amount consists of (a) an automobile allowance of $3,691; (b) $3,635 representing the Company’s 2015 contributions to his tax-qualified 401(k) savings plan account; and (c) $1,471 in group term life and long-term disability insurance premiums paid on his behalf. Also not reflected in the table for Mr. Keller is a payout of 129,332 common shares related to the settlement in March 2016 of performance stock units granted to Mr. Keller while he was still an executive officer of the Company.
(3)	Of this amount, $80,769 represents salary earned by Mr. Keller in 2015 as Executive Chairman through March 13, 2015, when he transitioned to the role of non-executive Chairman.
(4)	Includes amounts earned in cash but deferred by Mr. Norkus and credited in a phantom stock unit account under our Deferred Compensation Plan for Directors.
(5)	Ms. Talton resigned from the Board of Directors on March 16, 2015.

Cash Compensation for Non-Employee Directors. Each non-employee director is paid a cash retainer of $90,000. There are no separate meeting fees paid. In addition to the annual retainer paid to all non-employee directors, committee chairpersons receive additional annual retainers totaling $20,000 for the Audit Committee, $15,000 for the Compensation Committee and $10,000 for the Governance Committee and Finance Committee or any other committees established by the Board of Directors. In addition, the Chairman of the Board and the Presiding Independent Director are paid additional annual retainers of $100,000 and $25,000, respectively.

A director may elect to defer the cash portion of his or her compensation under our Deferred Compensation Plan for Directors (the “Deferred Plan”). In such an event the director can have his or her deferral account credited in either or both of a phantom fixed income or phantom stock unit account. The phantom stock unit account would correspond to the value of, and the dividend rights associated with, an equivalent number of shares of the Company’s common stock. Upon the conclusion of service as a director, the balance in a phantom stock unit account will be paid to the director in either a lump-sum cash distribution or a lump-sum distribution of shares of ACCO Brands’ common stock, as the director may elect, and the balance in a phantom fixed income account would be paid to the director in a lump-sum cash distribution. Our obligation to redeem a phantom account is unsecured and is subject to the claims of our general creditors. For the year 2015, one director elected to defer a portion of his cash compensation. As of December 31, 2015, one director had a balance in the phantom stock unit account under the Deferred Plan and none of our directors had a balance in the phantom fixed income unit account.

Equity-Based Compensation for Non-Employee Directors. Each non-employee director receives an annual equity grant either in the form of restricted stock units (“RSUs”) or common stock under the ACCO Brands Corporation Incentive Plan (including its predecessor plans, the “Incentive Plan”) with a fair market value (as defined in the Incentive Plan) of $90,000. Non-employee directors are required to receive their equity grants in the form of deferred RSUs if they have not attained the minimum stock ownership required under the Director Stock Ownership Guidelines of three times their annual cash retainer. After achieving the minimum stock ownership threshold, directors may elect each year whether to receive an unrestricted stock grant or deferred RSUs under the Deferred Plan. Non-employee directors elected to the Board of Directors other than at an annual meeting receive a pro-rata portion of such amount based on the time between their date of appointment and the date of the next annual stockholders’ meeting.

Under the terms of the Incentive Plan and each individual director’s RSU award agreement, each RSU represents the right to receive one share of our common stock and is fully vested and non-forfeitable on the date of grant. However, the payment of all RSUs to non-employee directors is deferred under the Deferred Plan. The Deferred Plan provides that such awards are payable within 30 days after the conclusion of service as a director. Directors holding deferred RSUs are credited with additional RSUs based on the amount of any dividend that may be paid by the Company.

Compensation for Mr. Keller. Mr. Keller served as Executive Chairman of the Board until March 13, 2015 and received a pro-rated amount of his annual $350,000 salary. Effective March 13, 2015, Mr. Keller retired as an executive officer of the Company, and transitioned to his current role as non-executive Chairman. As a non-employee director, Mr. Keller is compensated in the same manner as all other non-employee directors. In addition, Mr. Keller receives an annual retainer of $100,000 for serving as non-executive Chairman of our Board of Directors. During 2015, Mr. Keller’s cash compensation was pro-rated based on the time he served as Executive Chairman and non-executive Chairman.

Director Charitable Matching Gift Program. The Company has established a program under which it will make matching charitable gifts of up to $5,000 annually on behalf of each of its directors. During 2015, five directors participated in this program.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

(Proxy Item 2)

The Audit Committee has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. During 2015, KPMG served as the Company’s independent registered public accounting firm and also provided certain other services to the Company. The Audit Committee and the Board of Directors recommend that you ratify this appointment. In line with this recommendation, the Board of Directors intends to introduce the following resolution at the Annual Meeting:

“RESOLVED, that the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year 2016 is ratified.”

A member of KPMG is expected to attend the Annual Meeting to make a statement if he or she desires, and will respond to appropriate questions that may be asked by stockholders.

The Board of Directors recommends that you vote FOR Proxy Item 2.

Report of the Audit Committee

The Audit Committee is composed of directors that are “independent” as defined under the NYSE corporate governance listing standards and Rule 10A-3 of the Exchange Act. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting and for the assessment of, and reporting on, the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm for 2015, KPMG, is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States and for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG the Company’s audited financial statements for the year ended December 31, 2015 and reports on the effectiveness of internal controls over financial reporting as of December 31, 2015 contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, including a discussion of the reasonableness of significant judgments and clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the disclosures made in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

The Audit Committee has reviewed and discussed with KPMG the matters required to be discussed by PCAOB Auditing Standard No. 16, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380). In addition, the Audit Committee has discussed with KPMG the firm’s independence from the Company, including the matters in the letter provided to the Audit Committee by KPMG regarding the firm’s communications with the Audit Committee concerning independence as required by the Public Company Accounting Oversight Board and has considered the compatibility of non-audit services with the auditor’s independence.

The Audit Committee discussed with KPMG the overall scope and plans for their integrated audit. The Audit Committee meets with KPMG, with and without management present, to discuss the results of the firm’s examinations, its evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.

Members of the Audit Committee:

Kathleen Dvorak (Chairperson)

Pradeep Jotwani

Robert H. Jenkins

(Former Audit Committee member Sheila G. Talton resigned from the Board of Directors on March 16, 2015 and did not take part in the review and discussion referred to in this Audit Committee Report.)

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This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

Audit and Non-Audit Fees

Our independent registered public accounting firm for the 2014 and 2015 fiscal years was KPMG. The following table summarizes the fees paid or payable by the Company to KPMG for services rendered during 2014 and 2015, respectively:

	2014	2015
Audit fees	$2,325,000	$2,286,000
Audit-related fees	—	4,000
Tax fees	204,000	165,000
All other fees	19,000	261,000
Total	$2,548,000	$2,716,000

Audit fees include fees for the audit of our annual financial statements, the audit of the effectiveness of the Company’s internal control over financial reporting, the review of our financial information included in our Form 10-Q quarterly reports filed with the SEC and services performed in connection with other statutory and regulatory filings or engagements. The audit fees for 2014 include additional fees related to the 2014 audit incurred in 2015. The tax services provided in both 2014 and 2015 primarily involved domestic and international tax compliance work and tax planning. Other fees for 2015 were associated with due diligence for potential acquisitions.

Approval of Audit and Non-Audit Services

All audit and non-audit services provided to the Company by KPMG are approved in advance by the Audit Committee. The Audit Committee has adopted the following policies and procedures for the pre-approval of all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee annually reviews the audit and non-audit services to be performed by the independent registered public accounting firm during the upcoming year. The Audit Committee considers, among other things, whether the provision of specific non-audit services is permissible under existing law and whether it is consistent with maintaining the registered public accounting firm’s independence. The Audit Committee then approves the audit services and any permissible non-audit services it deems appropriate for the upcoming year. The Audit Committee’s pre-approval of non-audit services is specific as to the services to be provided and includes pre-set spending limits. The provision of any additional non-audit services during the year, or the provision of services in excess of pre-set spending limits, must be pre-approved by either the Audit Committee or by the Chairman of the Audit Committee, who has been delegated authority to pre-approve such services on behalf of the Audit Committee. Any pre-approvals granted by the Chairman of the Audit Committee must be reported to the full Audit Committee at its next regularly scheduled meeting. All of the fees described above for services provided to the Company under audit fees, audit-related fees, tax fees and all other fees were pre-approved by the Audit Committee pursuant to the Company’s pre-approval policies and procedures.

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CERTAIN INFORMATION REGARDING SECURITY HOLDERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 11, 2016 by the following individuals or entities:

•	each person known to us that owns more than 5% of the outstanding shares of the Company’s common stock;
•	each of our directors and named executive officers; and
•	all directors and executive officers of the Company as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, subject to applicable community property laws. As of March 11, 2016, 106,985,084 shares of common stock were outstanding. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares of common stock that are subject to RSUs or stock options held by that person that vest or are exercisable on or before May 10, 2016 (within 60 days after March 11, 2016) are deemed outstanding.

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Beneficial Ownership
Name	Number of Shares		Number of Shares Subject to Options(1)	Number of Shares Subject to RSUs(2)	Total	Percent
Wellington Management Group, LLP 280 Congress St. Boston, MA 02210(3)	13,545,112		—	—	13,545,112	12.7%

BlackRock, Inc. 55 East 52nd St New York, NY 10055(4)	5,849,715		—	—	5,849,715	5.5%

Wells Fargo & Company 420 Montgomery St. San Francisco, CA 94104(5)	5,636,911		—	—	5,636,911	5.3%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355(6)	8,081,972		—	—	8,081,972	7.6%

Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746(7)	7,764,681		—	—	7,764,681	7.3%

JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017(8)	6,303,338		—	—	6,303,338	5.9%

RBC Global Asset Management (U.S.) Inc. 50 South Sixth Street, Suite 2350 Minneapolis, MN 55402(9)	5,410,056		—	—	5,410,056	5.1%

George V. Bayly	80,669		—	20,168	100,837	*
James A. Buzzard	78,458		—	8,746	87,204	*
Kathleen S. Dvorak	18,478		—	47,988	66,466	*
Boris Elisman(10)	363,953		564,869	—	928,822	*
Robert H. Jenkins	96,102		—	8,746	104,848	*
Pradeep Jotwani	—		—	28,637	28,637	*
Robert J. Keller	207,599		336,642	11,422	555,663	*
Thomas Kroeger(11)	40,008		—	20,168	60,176	*
Michael Norkus	101,021	(12)	—	35,020	136,041	*
E. Mark Rajkowski(13)	58,169		—	35,020	93,189	*
Neal V. Fenwick(14)	381,319		204,254	—	585,573	*
Christopher M. Franey(10)	157,240		153,838	—	311,078	*
Pamela R. Schneider(10)	57,854		106,034	—	163,888	*
Thomas W. Tedford	98,193		176,856	—	275,049	*
All directors and executive officers as a group (18 persons)(10)	1,940,685		1,803,610	215,915	3,960,210	3.7%

*	Less than 1%

(1)	Indicates the number of shares of common stock issuable upon the exercise of options exercisable on or before May 10, 2016 (within 60 days after March 11, 2016).
(2)	Indicates the number of shares subject to vested RSUs or RSUs that may vest on or before May 10, 2016 (within 60 days after March 11, 2016). For members of our Board of Directors, these units represent the right to receive one share of common stock upon cessation of service as a director.
(3)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2016 by Wellington Management Group, LLP on its own behalf and on behalf of certain affiliates. Wellington Management Group, LLP does not have sole dispositive or voting power over any of the shares, has shared voting power over 9,755,772 of the shares and has shared dispositive power over all of the shares.
(4)	Based solely on a Schedule 13G/A filed with the SEC on January 25, 2016 by BlackRock, Inc., on its own behalf and on behalf of certain affiliates. Of these shares, BlackRock, Inc. has sole dispositive power over all of the shares and sole voting power over 5,578,378 of the shares.
(5)	Based solely on a Schedule 13G/A filed with the SEC on January 27, 2016 by Wells Fargo & Company on its own behalf and on behalf of certain affiliates. Of these shares, Wells Fargo & Company has sole voting and dispositive power over 37,088 shares, shared voting power over 5,302,477 shares, and shared dispositive power over 5,598,766 shares.

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(6)	Based solely on a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group. Of these shares, The Vanguard Group has sole voting power over 139,053 shares, has shared voting power over 13,600, sole dispositive power over 7,934,819 shares, and shared dispositive power over 147,153 shares.
(7)	Based solely on a Schedule 13G filed with the SEC on February 9, 2016 by Dimensional Fund Advisors LP, which has sole dispositive power over all of the shares and sole voting power over 7,413,048 shares. Dimensional Fund Advisors LP disclaims beneficial ownership of shares reported as beneficially owned.
(8)	Based solely on a Schedule 13G filed with the SEC on January 26, 2016 by JPMorgan Chase & Co. Of these shares, JPMorgan Chase & Co. has sole voting power over 5,591,332 shares, has shared voting power over 1,497 shares, sole dispositive power over 6,281,038 shares, and shared dispositive power over 1,130 shares.
(9)	Based solely on a Schedule 13G filed with the SEC on February 10, 2016 by RBC Global Asset Management (U.S.) Inc., which does not have sole dispositive or voting power over any of the shares, has shared voting power over 4,787,322 of the shares and has shared dispositive power over all of the shares.
(10)	Includes 6,967, 1,552, 1,990 and 41,747 shares beneficially owned by Messrs. Elisman and Franey and Ms. Schneider and all directors and officers as a group, respectively, through the Company’s 401(k) plans as of January 31, 2016.
(11)	Mr. Kroeger shares voting and dispositive powers over 12,188 shares with his wife, as co-trustees of a family trust.
(12)	Includes 15,165 phantom stock units under the Deferred Plan which may be settled, at Mr. Norkus’ election, in cash or shares of common stock upon cessation of his service as a director.
(13)	Includes 29,537 shares owned by Mr. Rajkowski’s wife.
(14)	Includes 21,364 shares owned by Mr. Fenwick through the Company’s 401(k) plan as of January 31, 2016; 2,500 shares held by Mr. Fenwick’s wife; and 1,000 shares held by his children.

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion contains statements regarding future plans, performance targets and/or goals. This information is disclosed in the limited context of the Company compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts. In addition, free cash flow and constant currency sales are non-GAAP measures. For a description of how we calculate free cash flow and constant currency sales and for a reconciliation of these measures to the most directly comparable GAAP measures, see “Item 6, Selected Financial Data,” in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found at the Investor Relations section of our website at www.accobrands.com.

Executive Summary

Our Named Executive Officers

The following executive officers are the named executive officers whose compensation is discussed and disclosed in this Proxy Statement:

•	Boris Elisman, President and Chief Executive Officer
•	Neal V. Fenwick, Executive Vice President and Chief Financial Officer
•	Thomas W. Tedford, Executive Vice President; President, ACCO Brands North America Office and Consumer Products
•	Christopher M. Franey, Executive Vice President; President, Computer Products Group
•	Pamela R. Schneider, Senior Vice President, General Counsel and Corporate Secretary

2015 Financial Performance Overview

Our Business. ACCO Brands is a leading global manufacturer and marketer of office, school and calendar products and select computer and electronic accessories. More than 80% of our net sales come from brands that occupy the number one or number two positions in the select markets in which we compete. We compete through a balance of product innovation, category management, a low-cost operating model and an efficient supply chain. We sell our products to consumers and commercial end-users primarily through resellers, including traditional office supply resellers, wholesalers, and retailers, including on-line retailers. Our products are sold primarily to markets located in the U.S., Northern Europe, Brazil, Canada, Australia, and Mexico.

Our 2015 Results. The Company delivered financial performance that was largely in line with internal objectives and comparable to last year, despite customer consolidation, adverse currency pressures and an otherwise challenging international economy. The Company expanded gross profit margins and operating margins, exceeded its free cash flow target, further reduced net leverage to the lowest level in its history, and repurchased the maximum allowable amount of stock under its credit agreement. While 2015 was successful by most operating measures, it was a difficult year for our stock price. After a 34% increase in 2014, ACCO Brands stock was down 21% in 2015, dampened by investor sentiment arising from concerns regarding a potential Staples/Office Depot merger and weak international economic and currency conditions.

Global sales decreased 10.6%, as foreign currency translation reduced sales by $124 million, or 7%. At constant currency, sales declined 3%. Compared to our expectations going into the year, foreign currency translation was worse than we had expected but was largely offset by better than anticipated performance in our underlying business. We were able to largely offset the more significant currency impact, declines with a large consolidating customer, and the economic recession in Brazil with better than anticipated sales in the U.S.

As a result of managing the impact of the sales decline well, and realizing meaningful productivity improvements, we grew our operating income margin by 50 basis points. Gross margin increased 30 basis points, more than offsetting a 10 basis point increase in selling, general and administrative expense. Operating income was $163.5 million, down 5.8% from 2014 despite the improved margins primarily due to lower sales. Net income was $85.9 million, or 78 cents per share as our operating improvements, debt pay down, and share repurchases offset all but one cent of the 12 cents adverse impact from foreign currency translation.

On balance, ACCO Brands North America delivered another strong performance in 2015. Operating income increased 4.9% to $148 million and operating margin improved 130 basis points for the year to 15.3%, primarily due to cost savings and productivity improvements. North America sales declined 4 percent, or 2 percent at constant currency. The decline was primarily due to the effects from the Office Depot/Office Max merger which reduced our global sales by $38 million, mostly in North America, from a combination of reduced product placement and both store and distribution center closures.

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The results in our International segment were impacted by the continued strengthening of the U.S. dollar. Sales decreased 22%, or 5% at constant currency. Foreign currency translation reduced our International segment sales by $94 million. In local currency, Brazil declined mid-double digits and Europe had a small decline, but we grew sales in Australia, Asia Pacific and Mexico for the year. International segment operating income decreased $22 million to $41 million and operating margin declined 190 basis points to 9.6%. Foreign currency translation accounted for approximately $12 million of the decline and another approximately $11 million was attributed to the recession in Brazil.

Although Computer Products segment sales decreased 12%, or 4% at constant currency, as a result of the decision to exit commoditized tablet accessory products, segment profitability improved. Computer Products operating income increased 26% to $10.3 million and operating margins increased 260 basis points to 8.6% as we refocused the business on its core security and desktop accessories businesses.

Despite the strong currency headwinds, we generated significant free cash flow of $147 million. We paid down $71 million of debt, repurchased $60 million of stock, and retired $6 million worth of shares that were withheld for taxes under our incentive compensation plans and finished the year with the lowest net leverage in our history.

For more information about our business, please see “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, which can be found at the Investor Relations section of our website at www.accobrands.com.

Stock Price Performance

The following table compares the cumulative total stockholder return on our common stock to that of the Russell 2000 Index and the S&P Office Services and Supplies (SuperCap1500) Index over the last three fiscal years, assuming an investment of $100 on December 31, 2012. Stock price performance included in this table is not indicative of our future stock price performance.

					Cumulative Percentage Change

	12/31/12	12/31/13	12/31/14	12/31/15	2014 to 2015	2013 to 2015	2012 to 2015
ACCO Brands Corporation	$100.00	$91.55	$122.75	$97.14	(20.9)%	6.1%	(2.9)%
Russell 2000	100.00	138.82	145.62	139.19	(4.4)%	0.3%	39.2%
S&P Office Services and Supplies (SuperCap1500)	100.00	159.65	167.23	146.08	(12.6)%	(8.5)%	46.1%

Impact of 2015 Company Performance on Executive Compensation

We believe the compensation earned in 2015 by our executive officers, including our named executive officers, properly reflected the performance of the Company. The Company achieved near-target performance for its adjusted operating income objective and exceeded performance for its working capital efficiency and cash flow objectives, while coming in below target for its sales goal.

Performance measures for the 2015 Annual Incentive Plan (“AIP”) for our executive officers, including our named executive officers, consisted of a combination of adjusted operating income, net sales growth and working capital efficiency for the Company as a whole and, as appropriate, for individual business units. Each of these measures is designed to reward the achievement of short and long-term financial goals which contribute to the creation of stockholder value. At least fifty percent of the 2015 AIP payout opportunity for each of our named executive officers was based on ACCO Brands’ adjusted operating income.

Messrs. Elisman and Fenwick, and Ms. Schneider each earned 92.3% of their target AIP awards, and Messrs. Tedford and Franey earned 102.8% and 81.3%, respectively, of their target AIP awards. All named executive officers’ payouts included near-target performance of ACCO Brands’ adjusted operating income, with Messrs. Elisman and Fenwick, and Ms. Schneider’s AIP awards appropriately weighted more heavily toward total Company adjusted operating income than Messrs. Tedford and Franey who head their respective business units. In addition, each of the named executive officer’s AIP award payout is reflective of other factors. For more details, see “Discussion and Analysis--Annual Compensation--Annual Incentives” and the 2015 Summary Compensation Table.

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The performance measure for the 2013-2015 performance stock unit (“PSU”) performance cycle which ended on December 31, 2015 was adjusted free cash flow. The Company exceeded its adjusted free cash flow target of $450 million for the 2013-2015 PSU cycle. As a result, 102.7% of the PSUs granted were earned by our executive officers, including our named executive officers, each of whom received shares of common stock during the first quarter of 2016 in settlement of the PSUs initially granted. For additional information, see “Discussion and Analysis--Long-Term Incentive Compensation” and the 2015 Option Exercises and Stock Vested table.

Despite the strong cash flow and near-target operating income performance, which resulted in incentive payouts to our named executive officers, the Company’s stock price decreased 21% during 2015 due to market factors generally outside the Company’s control. Nevertheless, the Compensation Committee believes that our named executive officers were appropriately compensated for delivering financial performance that drove stockholder value creation by improving profitability and delivering free cash flow, which enabled us to return value to our stockholders by repurchasing $60 million in shares of the Company’s common stock and reducing our debt leverage ratios. In addition, since the realized value of equity awards is tied to the Company’s stock price, the decline in our stock price also resulted in a decline in each of our named executive officer’s realized pay.

2015 CEO Pay Decisions

Mr. Elisman successfully completed his second year as CEO of the Company during 2015. The Compensation Committee targets the 50th percentile of the market for each compensation component when determining Mr. Elisman’s compensation package. Taking into account overall Company performance during the time frame since Mr. Elisman was promoted to the role of CEO, and the fact that Mr. Elisman’s total compensation package was below the 25th percentile of the Company’s Peer Group, in March 2015, the Compensation Committee recommended, and the Board of Directors approved, the following actions related to Mr. Elisman’s 2015 compensation:

•	A 9% increase in his base salary to $800,000 effective April 1, 2015; and
•	The grant of a long-term equity award with an aggregate target award grant value of $2,100,000. This compares with an aggregate target award grant value of $2,000,000 in 2014.

After these adjustments, Mr. Elisman’s total target compensation package, inclusive of base salary, target annual incentive compensation and target long-term incentive compensation, was increased to approximately the 25th percentile of the Company’s Peer Group, with 79% of his total compensation consisting of variable, at-risk pay. The Compensation Committee and the Board of Directors believe that the actions approved regarding Mr. Elisman’s 2015 compensation appropriately compensated Mr. Elisman for his achievements since his promotion to CEO in 2013.

For additional details see “--Discussion and Analysis--Executive Compensation Mix,” “--Annual Compensation,” and “--Long-Term Incentive Compensation.”

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CEO Realized and Reported Compensation

The graph below reflects the compensation actually realized by Mr. Elisman in 2013, 2014 and 2015 compared to his compensation as reported in the 2015 Summary Compensation Table for the same periods. Mr. Elisman was promoted to CEO of the Company in March 2013. The long-term equity portion of realized compensation in 2013, 2014 and 2015 relate to equity awards granted in years prior to his appointment as CEO. Other than shares withheld to satisfy tax obligations upon vesting or settlement of equity awards, Mr. Elisman has not sold any of his Company stock since he joined the Company.

(1)	Total realized compensation includes actual base salary, all other compensation, and cash incentive compensation for 2013, 2014 and 2015 as reported in the applicable Summary Compensation Table, plus stock options or stock-settled stock appreciation rights exercised or stock awards vested during the respective year. PSUs vest annually on December 31 and the actual value of such awards is set on the date the Compensation Committee determines that the performance conditions were achieved, typically on or around March 1 following the close of the three-year performance period. Stock-settled stock appreciation rights exercised in 2014 at an exercise price of $0.81/share have been outstanding since 2009. Realized compensation excludes changes in pension value. For more information regarding 2015 realized equity compensation, see the 2015 Option Exercises and Stock Vested table; for more information regarding 2013 and 2014 realized equity compensation, see the 2013 and 2014 Option Exercises and Stock Vested table in our 2014 and 2015 Proxy Statements, respectively. Total reported compensation is 2013, 2014 and 2015 total compensation as reported in the applicable Summary Compensation Table, excluding changes in pension value.

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Summary of Key Executive Compensation Practices

The following table highlights the significant executive compensation practices of the Company which the Compensation Committee believes are effective in aligning the interests of our executive officers with those of our stockholders, and are consistent with good corporate governance.

• At-Will Employment - The Company does not maintain individual employment contracts or individual change-in-control agreements with its executive officers.
• Target Compensation at Peer Group Market Median - The Compensation Committee typically targets all components of compensation at or near the 50% percentile of our Peer Group; actual pay may be greater-than or less-than median based upon performance and experience.
• Statistical Regression Analysis - The Compensation Committee normalizes Peer Group compensation data before use to determine executive officer compensation actions.
• Pay-for-Performance - A significant portion of our executive officer compensation is variable and at-risk, with actual amounts paid based upon performance; for 2015, 79% of target CEO compensation was at-risk pay.
• Variety of Performance Measures - Our short- and long-term compensation programs use a variety of complimentary measures so executive officers do not focus on one measure at the expense of other measures.
• Award Caps - The target awards in our short- and long-term compensation programs provide a maximum 150% payout so executive officers do not focus on the short-term at the expense of the long-term success of the Company.
• Blend of Corporate and Business Unit Performance - Our short- and long-term compensation programs contain financial performance measures that focus on both business unit and company-wide performance.
• Compensation Committee Negative Discretion - The Compensation Committee may apply negative discretion to reduce an executive officer’s compensation based upon performance or unintended consequences.
• Double-Trigger Equity Award Vesting Upon Change-in-Control - No automatic vesting of equity awards upon a change-in-control.
• Double-Trigger Change-in-Control Provision in Executive Severance Plan - Both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment.
• Minimum Vesting - Outstanding full-value equity awards are subject to a three-year vesting or performance period.
• Limited Perquisites - The Company generally limits is use of perquisites.
• Prohibition on Stock Option Re-pricing - Re-pricing of underwater stock options is prohibited without stockholder approval.
• Stock Ownership Guidelines - The Company maintains stock ownership guidelines for its executive officers including requirements to retain 50% of net shares received through equity awards until stock ownership guidelines are satisfied; the Company does not include unexercised, vested stock options or stock-settled stock appreciation rights, or unearned and unvested PSUs in calculating guideline attainment levels.
• Clawback Policy - The Company has a policy to recoup incentive compensation paid or payable to executive officers involved in events that lead to a financial restatement.
• Prohibition on Hedging and Pledging - Company policy prohibits executive officers and directors from hedging or pledging Company stock.
• Independent Compensation Committee - The Compensation Committee is comprised entirely of independent members of our Board of Directors.
• External Compensation Consultant - The Compensation Committee engages an independent executive compensation consultant who acts solely at the direction of the Compensation Committee.
• Review Tally Sheets - The Compensation Committee reviews a total summary of current and historical compensation for our named executive officers to ensure pay is aligned with market, individual performance and Company performance.

The above practices are designed to ensure that the compensation of our executive officers, including our named executive officers, effectively motivates them to deliver results which are aligned with the strategies of the Company and enhance long-term stockholder value creation.

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Advisory Vote on 2014 Executive Compensation

In overseeing our Company’s executive compensation program, the Compensation Committee seeks to provide compensation for our executive officers, including our named executive officers, that is competitive within our industry, with a substantial emphasis on Company performance and stockholder returns. At the 2015 annual meeting of stockholders, 96.8% of the votes cast on the proposal voted to approve, in a non-binding, advisory vote, the 2014 compensation of our named executive officers. Though the Compensation Committee believes this affirms our stockholders’ support of the Company’s approach to executive compensation, the Company continues to update its executive compensation programs as business and industry conditions change. The Compensation Committee will continue to consider the outcome of our stockholders’ annual advisory votes on executive compensation and other input from our stockholders when making future compensation decisions for our named executive officers. Key highlights of actions taken by the Company during 2015 are as follows:

•	Implemented an incentive plan containing many stockholder favorable provisions for an additional 11.2 million shares, which was approved by 81.3% of the votes cast at our May 2015 annual meeting. For further details, see “Proxy Statement Highlights--Executive Compensation.”
•	Introduced earnings per share as a second performance measure for the 2015-2017 PSU award under our long-term incentive plan (“LTIP”) grant. The other measure, adjusted free cash flow, remains, with each measure weighted at 50%.
•	Made 2015 compensation decisions with reference to our revised Peer Group, which contains companies with median revenue more closely aligned to our Company. For further details, see “Discussion and Analysis--Peer Group.”

Discussion and Analysis

Executive Compensation Philosophy

Our compensation philosophy seeks to align each of our executive officer’s interests with those of our stockholders by rewarding performance against established goals at both the corporate and business unit level. In order to attract, retain, reward and motivate high-caliber talent and management leadership, our program includes components designed to align our business strategy with increasing stockholder value. Our total compensation is weighted toward performance-based incentives, which we believe encourage the creation of stockholder value through the achievement of the Company’s revenue growth, profitability improvement, cash flow, and total asset utilization goals as well as share price appreciation. The Compensation Committee seeks to establish total compensation, and each component of compensation, at approximately the 50th percentile of compensation paid to similarly situated executives of companies in our Peer Group. The Compensation Committee may exercise discretion in setting individual compensation higher or lower than the 50th percentile, where individual experience and performance and/or other factors warrant such action. A substantial portion of our executive compensation is at risk. Our pay-for-performance philosophy links management and stockholders’ interests through incentive awards that balance both short-term and long-term financial goals and drive achievement of the Company’s business objectives by tying compensation to the accomplishments of those objectives.

The components of compensation are developed by our Compensation Committee, with advice received from both its independent compensation consultant and our management team, and are set annually to ensure alignment with the Company’s compensation philosophy.

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Compensation Components
Annual Compensation	Base Salary - fixed earnings based on the Compensation Committee’s assessment of competitive market data, the position, and the incumbent executive officer’s experience, skills, knowledge and performance; provides an appropriate level of financial certainty.
Annual Incentives - variable performance-based cash compensation earned if annual financial objectives established by the Compensation Committee are achieved, with above-target awards for comparable performance and below-target or no awards for performance that falls short of established goals.
Long-Term Equity Compensation	Performance Stock Units - equity awards that reward the achievement of long-term financial performance goals which contribute to the creation of stockholder value over the long-term, with above-target awards for comparable performance and below-target or no awards for performance that falls short of established goals.
Stock Options - equity awards that align management with stockholders’ interest in share price appreciation.
Restricted Stock Units - equity awards that encourage retention while aligning management with stockholders’ interests through stock ownership.
Benefits	The Company provides a tax-qualified defined contribution retirement plan and health and welfare plans that are the same as offered to all other salaried U.S.-based employees. In addition, all executive officers receive supplemental life and long-term disability insurance coverage and some executive officers receive certain limited perquisites.

Role of our Compensation Committee

The Compensation Committee is responsible for establishing, overseeing, and monitoring executive compensation and benefit programs for the Company consistent with our pay-for-performance philosophy. At the direction of the Compensation Committee, management prepares a presentation of total compensation, “tally sheets,” and other supporting data for the Compensation Committee’s use when considering and determining executive compensation. The “tally sheets” provide a succinct summary of all components of each named executive officer’s compensation so that the Compensation Committee can analyze each component, the aggregate amount of the components and the impact of Company performance on the value of both short-and long-term incentive awards.

The Compensation Committee also annually reviews the target compensation for the CEO and presents a recommendation to the Board of Directors regarding the CEO’s total cash and long-term equity incentive compensation awards based on this evaluation. The CEO’s performance and the Compensation Committee’s recommended compensation actions are then discussed with and approved by the Board of Directors.

For additional information regarding the role of our Compensation Committee, see “Corporate Governance--Committees --Compensation Committee.”

Role of Our Compensation Consultant and Management

The Compensation Committee has retained CSI as its independent compensation consultant and advisor on executive compensation and benefit matters. CSI provides competitive compensation data, analysis and guidance to the Compensation Committee, which is used when reviewing and designing our overall executive compensation programs. During 2015, CSI provided guidance and recommendations to the Compensation Committee on executive officer compensation and related governance matters, as well as consultation regarding the design of our Incentive Plan. During 2015, representatives of CSI attended five of the ten Compensation Committee meetings.

The Compensation Committee also received a letter from CSI addressing factors relevant to the SEC and NYSE rules regarding independence and conflicts of interest. After considering the information and statements provided by CSI in its letter, as well as other factors and information, no conflicts of interest with respect to CSI’s advice were identified by the Compensation Committee, and the Compensation Committee concluded CSI was an independent consultant.

Our executive management makes recommendations regarding executive compensation matters to the Compensation Committee. Management takes into account CSI’s advice to the Compensation Committee and uses publicly available compensation and benefits survey data and information when making its recommendations to the Compensation Committee. Management may retain other consultants to provide related competitive data and information to assist management in formulating such recommendations. Management’s recommendations have historically focused on the Company’s broad-based

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compensation and benefit plans, the structure and performance measures for short-term and long-term incentives, and compensation and benefits matters related to the Company’s executive officers. Members of our management team, including our CEO, may be invited to attend all or portions of the Compensation Committee meetings. At these meetings, the CEO provides his recommendations regarding compensation and benefits matters pertaining to our other executive officers. The Compensation Committee has ultimate authority with respect to all compensation actions, plans, and programs for our executive officers, other than our CEO. Recommendations relating to compensation matters pertaining to Mr. Elisman are made by the Compensation Committee and approved by the independent members of our Board of Directors without Mr. Elisman being present.

Management has analyzed the Company’s compensation programs, plans, policies and practices for all employees, in addition to those impacting executive officers, and concluded that the risks arising from them are not likely to have a material adverse effect on the Company. Our Compensation Committee has reviewed and discussed with management the results of management’s evaluation of our compensation programs and practices and agreed with their conclusions that the risks associated with our compensation programs are within our ability to effectively monitor and manage and were not reasonably likely to have a material adverse effect on the Company.

Peer Group

In establishing executive compensation, the Compensation Committee reviews the compensation of our executive officers in relation to the compensation of executives at a group of comparable companies. We refer to that group of companies as our “Peer Group.” The Compensation Committee reviews and updates our Peer Group on a biennial basis. The next review will occur to affect compensation decisions for 2017.

As an exclusive, pure-play, school and office products manufacturing company headquartered in the U.S., it is difficult to identify companies whose size, business, industry dynamics and other characteristics are largely similar to those of ACCO Brands. With this constraint in mind, CSI provided guidance to the Compensation Committee regarding the creation of peer selection criteria designed to establish a representative Peer Group for the Company. Consistent with those recommendations, the Compensation Committee established the following criteria for selecting companies for our Peer Group:

•	Type of business - includes companies with the following characteristics:
◦	Manufacturing operations
◦	Business-to-business sales models in similar markets as the Company
◦	Products sold through stores and distributors, specifically excluding chemical, heavy machinery and other non-comparable manufacturers
•	Size of business - includes companies with the following characteristics:
◦	Revenue size is half to three times the size of our revenue
◦	Market capitalization of half to four times our market capitalization

Companies meeting these criteria generally participate in the same or similar industries, share our product distribution model and are companies with which we compete for talented executives. Total compensation data for all Peer Group companies is regressed to our Company size to adjust for size differences.

The Peer Group that was used to establish the total compensation for our executive officers, including our named executive officers, in 2015 consisted of the following 23 companies with median revenue of $2.1 billion and median market capitalization of $2.7 billion:

Armstrong World Industries, Inc.	Interface, Inc.	MeadWestvaco Corporation[1]	Snap-on Incorporated
Cenveo, Inc.	Kimball International, Inc.	Newell Rubbermaid Inc.	Steelcase Inc.
Deluxe Corporation	Knoll, Inc.	Pitney Bowes Inc.	The Toro Company
Fortune Brands Home & Security, Inc.	Lexmark International, Inc.	Polycom, Inc.	United Stationers Inc.[2]
Herman Miller, Inc.	Libbey Inc.	SanDisk Corporation	Zebra Technologies Corporation
HNI Corporation	Logitech International S.A.	The Scotts Miracle-Gro Company

1 MeadWestvaco Corporation merged with RockTenn effective July 1, 2015 and is no longer publicly traded.

2 United Stationers Inc. changed its name to Essendant effective June 1, 2015.

Executive Compensation Mix

The Compensation Committee believes that linking pay and performance contributes to the creation of stockholder value. For the pay-and-performance link to be effective, experienced high-performing individuals who have proven to be strong

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contributors to the Company’s performance should be rewarded with total compensation that falls at approximately the 50th percentile of total compensation paid to similarly situated executives of the companies in our Peer Group. The Compensation Committee may exercise discretion in consideration of additional factors such as individual performance, experience level, future potential and specific job assignment of the executive, pay equity, market conditions and the Company’s recent performance.

A substantial portion of executive compensation is at risk. Accordingly, our executive compensation components are weighted toward incentives which we believe encourage the creation of stockholder value through the achievement of the Company’s or specific business unit’s revenue growth, profitability improvement, cash flow, and total asset utilization goals as well as share price appreciation. Though the Compensation Committee has not pre-established any relative weightings among the various compensation components, the Compensation Committee targets the 50th percentile of the market for each compensation component. The Compensation Committee reviews the base salary and annual and long-term incentive compensation mix for executive officers at least annually to ensure alignment with the Company’s objectives for executive compensation philosophy.

The following graphs have been prepared on a target total direct compensation basis to illustrate the allocation of the principal compensation components for our named executive officers in 2015. The percentages reflect the amounts of 2015 base salary, target annual cash incentive compensation, and target long-term equity awards granted in 2015. At least 63% of these compensation components were variable and at risk for the named executive officers, other than for Mr. Elisman, who had 79% of his compensation components variable and at risk.

Annual Compensation

In establishing executive compensation, the Compensation Committee reviews the Peer Group compensation data it receives from CSI. Since the size of some of the Peer Group companies is outside of our target size range and we only update this data biennially, CSI uses statistical regression analysis to eliminate discrepancies based on size and makes appropriate adjustments to compensation for the age of the data before providing it to the Compensation Committee for review.

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Base Salaries

In March 2015, the Compensation Committee and the Board of Directors approved the following base salary actions relative to the named executive officers, and in addition, Mr. Tedford received a base salary increase, which was approved by the Compensation Committee, upon his promotion to Executive Vice President, President, ACCO Brands North America on July 1, 2015:

Name	Base Salary on 1/1/2015 ($)	Base Salary Change Effective Date	New Base Salary ($)	% Change	Base Salary Change Effective Date	New Base Salary ($)	% Change
Boris Elisman	$735,000	04/01/15	$800,000	8.8%
Neal V. Fenwick	$490,000	04/01/15	$500,000	2.0%
Thomas W. Tedford	$450,000	04/01/15	$465,000	3.3%	07/01/15	$490,000	5.4%
Christopher M. Franey	$440,000	04/01/15	$449,000	2.0%
Pamela R. Schneider	$395,000	04/01/15	$405,000	2.5%

When considering salary adjustments for executive officers, the Compensation Committee utilizes performance assessments by our CEO and Peer Group compensation information provided by CSI and management. In the case of Mr. Elisman, the Compensation Committee and the Board of Directors uses its performance assessment of Mr. Elisman, and Peer Group compensation information provided by CSI. Mr. Elisman’s 2015 base salary is slightly below the 25th percentile of companies in our Peer Group. The 2015 base salaries for our named executive officers, other than Mr. Elisman, ranged from approximately the 50th to the 75th percentile for similar positions at companies in our Peer Group.

Annual Incentives

The 2015 annual incentive target opportunities for all named executive officers, including Mr. Elisman, remained unchanged from the levels established in 2014. The 2015 target annual incentive award opportunity of 110% of base salary for Mr. Elisman is at the 50th percentile of companies in our Peer Group. Though Mr. Elisman’s target annual incentive percentage of 110% of base salary is at the market median of our Peer Group, because his base salary is below the 25th percentile, the dollar amount of his target annual incentive award opportunity equates to a value that is between the 25th and 50th percentile of companies in our Peer Group. The target annual incentive award opportunities for our other executive officers, as a group, are at or near the 50th percentile of companies in our Peer Group.

The table below summarizes the 2015 AIP target and maximum award opportunities, and the actual, earned 2015 AIP awards for each of our named executive officers.

Name	Target AIP as % of Salary (100% of Target)	Maximum AIP as % of Salary (150% of Target)	Target AIP Opportunity ($)	Actual AIP Award ($)	Total Award as % of Target Award	Total Award as % of Salary
Boris Elisman	110.00%	165.0%	894,046	825,205	92.3%	101.5%
Neal V. Fenwick	65.00%	97.5%	335,700	309,851	92.3%	60.0%
Thomas W. Tedford	65.00%	97.5%	319,487	328,433	102.8%	66.8%
Christopher M. Franey	65.00%	97.5%	301,455	245,083	81.3%	52.8%
Pamela R. Schneider	60.00%	90.0%	250,685	231,382	92.3%	55.4%

For 2015, the Compensation Committee established a minimum level of ACCO Brands adjusted operating income required before any AIP award payout would be made. The minimum required level of adjusted operating income is referred to as the performance “gate.” The Compensation Committee, in consultation with management and CSI, considered a variety of measures and performance goals when designing the 2015 AIP and determined that executive officers would be measured against the same three financial performance goals as existed for the 2014 AIP awards: adjusted operating income, net sales, and working capital efficiency. Adjusted operating income is operating income as reported in accordance with U.S. generally accepted accounting principles adjusted to exclude certain one-time and non-comparable items and incentive compensation expense. Net sales is revenue calculated in accordance with U.S. generally accepted accounting principles. Working capital efficiency measures

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working capital productivity over a twelve-month period of time, expressed as a percentage of sales. Adjusted operating income, net sales and working capital efficiency are measured at budgeted currency rates. These measures are consistent with our corporate strategies to grow sales and improve profitability and asset management.

All of our named executive officers had at least 50% of their 2015 target AIP opportunity determined by ACCO Brands adjusted operating income. Consistent with the Company’s strategy to grow in emerging markets and in our Computer Products Group, the balance of the AIP goals established for the named executive officer managing our Computer Products Group were business unit adjusted operating income, total Company working capital efficiency and business unit net sales, with a greater weight on net sales than on working capital efficiency. Consistent with the Company’s strategy to improve profitability in the mature markets, the balance of the AIP goals established for the named executive officer managing our mature markets were business unit adjusted operating income, net sales and working capital efficiency, with a greater weight on working capital efficiency than on net sales. The balance of AIP goals established for corporate executive officers were total Company net sales and working capital efficiency weighted equally. For 2015, the maximum AIP award opportunity was 150% of target. The chart below summarizes the 2015 weights and performance measures for each of our named executive officers, which vary depending upon leadership responsibilities:

Name	ACCO Brands Adjusted Operating Income	ACCO Brands Working Capital Efficiency	ACCO Brands Net Sales	Business Unit Adjusted Operating Income	Business Unit Working Capital Efficiency	Business Unit Net Sales
Boris Elisman	70%	15%	15%
Neal V. Fenwick	70%	15%	15%
Thomas W. Tedford	50%			25%	15%	10%
Christopher M. Franey	50%	10%		25%		15%
Pamela R. Schneider	70%	15%	15%

For the AIP award, the 2015 ACCO Brands adjusted operating income exceeded the AIP performance “gate” of $153.5 million and nearly-met the target adjusted operating income objective. The performance for each of the other 2015 AIP financial performance measures varied depending upon the business unit, with some results exceeding target and others falling below target expectations.

Messrs. Elisman and Fenwick, and Ms. Schneider each earned 92.3% of their target AIP awards, and Messrs. Tedford and Franey earned 102.8% and 81.3%, respectively, of their target AIP awards. All named executive officers’ payouts reflected the near-target performance of ACCO Brands’ adjusted operating income, with Messrs. Elisman and Fenwick, and Ms. Schneider’s AIP awards appropriately weighted more heavily toward total Company adjusted operating income than the other named executive officers. In addition, each of these officer’s AIP award payout is reflective of other factors as follows:

•	Messrs. Elisman and Fenwick, and Ms. Schneider’s 92.3% AIP award payout also reflected above threshold performance for total Company net sales and above target performance for total Company working capital efficiency measures.
•	Mr. Tedford’s 102.8% AIP award payout also reflected above threshold performance by the U.S. business on its net sales, and above target performance for U.S. business adjusted operating income and U.S. business working capital efficiency measures.
•	Mr. Franey’s 81.3% AIP award payout also reflected below threshold performance for Computer Products Group net sales, above threshold performance by the Computer Products Group on its adjusted operating income, and above target performance for total Company working capital efficiency measures.

Long-Term Incentive Compensation

Pursuant to the Incentive Plan, the Company may use a variety of long-term incentive vehicles, including NQSOs, RSUs and PSUs. During 2015, the Company’s LTIP consisted of 50% PSUs, 25% RSUs, and 25% NQSOs. Our PSUs are structured to provide above-target awards for comparable performance and below-target or no awards for performance that falls short of established goals. Following is a description of the terms of our outstanding PSUs, RSUs and NQSOs:

Performance Stock Units (PSUs). PSUs are awarded for a three-year performance period, and have specific performance measures and targets that are determined by the Compensation Committee at the beginning of the performance

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period. All grants of PSUs cliff-vest after completion of the three-year performance period, except as otherwise provided in the applicable Incentive Plan or award agreements. Participants can earn from 50% to 150% of each of their granted PSU awards, with 0% for below threshold performance. Earned, vested PSUs are settled in shares of common stock of the Company.

Restricted Stock Units (RSUs). RSUs represent the right to receive shares of common stock of the Company and cliff vest on the third anniversary of the grant date, except as otherwise provided in the applicable Incentive Plan or award agreements.

Non-Qualified Stock Options (NQSOs). NQSOs have an exercise price not less than the average of the high and low trading price of the Company’s stock on the NYSE on the grant date, or the next trading day if the awards are granted on a day when the NYSE is closed. NQSOs vest in three equal installments on each of the first three anniversaries of the grant date, except as otherwise provided in the applicable Incentive Plan or award agreements.

Target LTIP grant values are established after giving consideration to the compensation practices of our Peer Group, internal equity, executive performance, and its desire to maintain a compensation package weighted toward variable, performance-based compensation.

Equity Awards Granted

In 2015, the Compensation Committee approved an annual grant of equity awards for the named executive officers. In the case of Mr. Elisman, the Compensation Committee made award recommendations to the Board of Directors, which approved the award to Mr. Elisman. Each LTIP award was comprised of 50% PSUs with a three-year performance period commencing on January 1, 2015, 25% RSUs, and 25% NQSOs. The NQSOs were awarded at an exercise price of $7.51 per share. The financial performance measures in the 2015-2017 PSU award were adjusted free cash flow and EPS, with each measure weighted at 50%. The total target award value for each of the named executive officers was near the 50th percentile of comparable positions in our Peer Group for long-term incentive awards. For additional information, see the Grants of Plan-Based Awards table.

2013-2015 PSU Financial Performance Measure

The Compensation Committee selected adjusted free cash flow as the 2013-2015 PSU performance measure. The Compensation Committee believed that this would focus management on the goals of reducing debt and positioning the Company to evaluate other value-creating opportunities, including acquisitions and share repurchases. Adjusted free cash flow is free cash flow as reported by the Company less certain one-time strategic costs as determined by the Compensation Committee.

The 2013-2015 PSU cycle ended on December 31, 2015. Actual 2013-2015 adjusted free cash flow exceeded expectations for the three-year target of $450 million. As a result, 102.7% of the PSUs were earned by our executive officers, including our named executive officers, each of whom received shares of common stock during the first quarter of 2016 in settlement of the PSUs initially granted, as summarized in the table below:

Name	PSUs Granted	PSUs Earned and Vested	Total PSUs Earned and Vested as % of PSUs Granted
Boris Elisman	163,370	167,781	102.7%
Neal V. Fenwick	62,236	63,917	102.7%
Thomas W. Tedford	43,760	44,942	102.7%
Christopher M. Franey	43,760	44,942	102.7%
Pamela R. Schneider	34,036	34,955	102.7%

Retirement Benefits

401(k)

All of the Company’s named executive officers were participants in the Company’s tax-qualified 401(k) retirement savings plan during 2015. The Company’s 401(k) program matches employee contributions up to 6%, for a total employer contribution

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of 4.5% (100% match on the first 3% of an employee’s contributions and 50% match on the next 3% of an employee’s contributions) into the 401(k) plan. These matching contributions apply to all participating employees, including our named executive officers. The amount of benefits provided to our named executive officers in the form of 401(k) plan contributions is included in the “All Other Compensation” column of the 2015 Summary Compensation Table and related footnotes.

Pension

The ACCO Brands Corporation Pension Plan for Salaried and Certain Hourly Paid Employees (the “ACCO Pension”) was frozen in the first quarter of 2009. As a result, none of the executive officers that participate in the ACCO Pension have accrued any additional benefits under those plans since that time. The pension decrease (reflected as $0 change in the 2015 Summary Compensation Table) for Messrs. Elisman and Fenwick, who were in the ACCO Pension at the time of the plan freeze and who remain eligible for pension disbursements upon retirement, was due largely to an increase in the discount rate assumptions. In addition, Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension Plan (“ACCO Europe Pension”) in which he participated until April 1, 2006. Mr. Fenwick was eligible to participate in the ACCO Europe Pension based on his prior European employment with the Company. The pension decrease for Mr. Fenwick was also largely attributable to an increase in the discount rate assumptions for the ACCO Europe Pension. For more information, see “2015 Summary Compensation Table” and “Pension Benefits.”

Health and Other Benefits

The employee medical and welfare benefits provided to executive officers are offered through broad-based plans available to all employees.

Perquisites

The Compensation Committee limits the use of perquisites as an element of compensation for executive officers. Most of our perquisites are legacy in nature. The costs to the Company and a description of personal benefits provided to our named executive officers are included in the “All Other Compensation” column of the 2015 Summary Compensation Table and related footnotes.

Expatriate Assignments and Relocation Benefits

The Company may provide certain expatriate allowances and relocation expense reimbursements to employees, including executive officers. In those situations, the Company will reimburse the employee for any personal income taxes due on those items in accordance with the Company’s policies, which ensures the net compensation remains neutral for the employee. In addition, the Company provides tax equalization payments in connection with expatriate assignments. This allows the Company to move top talent abroad, without having the employee or executive officer face undue tax hardship that they otherwise would not face had they not been sent on assignment. The Company did not have any of its executive officers, including named executive officers, on an expatriate assignment during 2015.

Following the return of Mr. Franey from an expatriate assignment to the United Kingdom in April 2013, his home in the United States was located in a part of the country that was a great distance from his new U.S. work location. After analyzing the business cost of relocating his family and home to his new work location and/or the cost of paying excessive business travel and hotel expenses for Mr. Franey to stay near his new U.S. work location on a regular basis, the Compensation Committee concluded that reimbursing Mr. Franey for the cost of renting an apartment near his new work location (including a tax gross-up so his net compensation remained neutral) was most cost-effective. These amounts paid to Mr. Franey under this arrangement are included in the “All Other Compensation” column of the 2015 Summary Compensation Table and related footnotes.

Executive Severance Policy

The Company does not provide individual employment contracts. However, all of the Company’s executive officers currently participate in the Company’s Executive Severance Plan (the “ESP”). The ESP provides severance benefits to the Company’s executive officers and a limited number of other key executives in the event their employment is terminated either involuntarily or voluntarily for “good reason.” The ESP does not apply if the executive’s employment is terminated for cause. The ESP is intended to help the Company attract and retain executives in a talent marketplace where such employment protections are commonly offered. The benefits provided by the ESP ease an executive’s transition in the event of an unexpected and involuntary termination.

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Under the ESP, executives receive enhanced benefits if a termination of employment follows a change-in-control of the Company. The change-in-control cash severance benefits are “double-triggered,” meaning that both a change-in-control and an involuntary termination of employment or termination by the executive for “good reason” must occur to receive payment.

The ESP provides for benefit tiers, with tier-one providing greater benefits than tier-two, and tier-two provides greater benefits than tier-three. Management recommends ESP participants and their respective benefit-tier to the Compensation Committee for its consideration and final approval. The Board of Directors approved Mr. Elisman’s benefits under the ESP. Messrs. Elisman, Fenwick, Tedford and Franey are eligible for tier-two benefits and Ms. Schneider is eligible for tier-three benefits. For further details, see “Potential Payments upon Termination or Change-in-Control” and the related tables.

Timing of Equity Grants

Annual equity awards are granted to executive officers and other eligible employees, and are made at the Company’s regular meeting of the Board of Directors during the first quarter of each year. Off-cycle (non-annual) awards may be made if our CEO and the Compensation Committee deem it necessary for newly-promoted employees, strategic new hires, or in other special or unique circumstances. The award is determined by the CEO and the Compensation Committee in advance of the actual effective date of the grant. The effective date for an off-cycle award is the first business day of the month following a newly hired/promoted eligible employee’s effective date of hire or promotion, as the case may be.

Stock Ownership Guidelines

To further align executive officers interests with those of our stockholders, the Company maintains share ownership guidelines (“Ownership Guidelines”) which apply to all executive officers, as follows:

Executive Title	Number of Shares	or a	Multiple of Base Salary	(whichever is lower)
Chief Executive Officer	500,000		6.0X
Chief Financial Officer and Executive Officer Presidents	125,000		3.0X
Other Executive Officers	60,000		2.0X
Non-Executive Officers	40,000		1.5X

Executives are generally expected to achieve their respective ownership goals within five years of becoming an executive. If an executive is promoted to a higher level requiring greater stock ownership, he or she has five years from the date of such promotion to achieve the new level. The attainment date was extended to September 30, 2017 for existing executives when the Ownership Guidelines were amended in December 2012. Mr. Elisman has until March 31, 2018 to attain the level of ownership required following his promotion to CEO. All executive officers are on track to attain the guidelines within the required time frame.

Shares counting towards ownership targets include shares held by the executive personally in both retirement and non-retirement accounts, shares beneficially owned through a trust, spouse and/or dependent child, unvested RSUs and earned but not yet vested PSUs. Attainment is achieved at either the lower of a multiple of salary or a number of shares, which the Compensation Committee believes reduces the impact of stock price volatility.

Following the vesting of PSUs or RSUs, or the exercise of Stock-Settled Stock Appreciation Rights (“SSARs”) or stock options, executive officers who have not yet met their applicable stock ownership goals (in number of shares or value) are expected to retain at least 50% of the net value of shares of stock received (e.g., the net value after deduction of the exercise price and all applicable tax and other required withholding). Subject to the Company’s insider-trading policy, an executive officer may reduce his or her share ownership so long as his/her ownership is maintained at or above the required ownership levels.

The Compensation Committee has the discretion to remedy any deficiency if ownership goals are not met on a timely basis. Remedies may include providing a portion of annual incentive awards in Company stock or similar actions. The Compensation Committee may also consider other factors, including general equity market conditions and the Company’s then-current stock price when determining the need for any remedies.

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Prohibitions on Hedging, Pledging and Similar Transactions

Hedging and similar monetization transactions by a director or executive officer can lead to a misalignment between the objectives of that director or executive officer and the objectives of our stockholders. Similarly, stock pledges by directors and executive officers could detrimentally impact our stockholders if they are used as part of a hedging strategy or in the event of a forced sale of our stock, such as to meet a margin call. Accordingly, under our insider trading policy, our directors and executive officers are prohibited from:

•	engaging in hedging transactions, including through prepaid forward contracts, equity swaps, collars and exchange funds;
•	trading in puts, calls, exchange-traded options or similar securities involving our stock;
•	engaging in short sales of our stock; and
•	holding our securities in margin accounts or otherwise pledging our securities as collateral for a loan.

Our insider trading policy does not provide for exceptions or waivers to these prohibitions.

Clawback and Recoupment Policy

The Company has a policy to recoup or “clawback” compensation paid or payable to executive officers in the event of a financial restatement. Under the policy, executive officers who receive any incentive compensation are required to reimburse the Company in the event:

•	the amount was based upon the achievement of financial results that were subsequently the subject of an accounting restatement due to the material noncompliance with any financial reporting requirement under the federal securities laws;
•	the executive officer engaged in knowing or intentional fraudulent or illegal conduct that caused or partially caused the need for the restatement; and
•	a lower amount would have been paid to the executive officer based upon the restated results.

In such circumstances the Company will, to the extent practicable and as permitted by governing law, seek to recover from the executive officer the amount by which his or her incentive payments exceeded the lower payment that would have been made based on the restated financial results.

The Dodd-Frank Act requires the SEC to enact rules obligating companies to adopt policies providing that, in the event the Company is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement, the Company will recover incentive compensation received by executive officers prior to the accounting restatement resulting from erroneous financial data. We will review our existing policy and make any necessary amendments once the final rules under the Dodd-Frank Act are adopted.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to or earned by certain executive officers of a public company. Section 162(m) limits the annual deductibility of certain (non-performance based) executive compensation to $1 million per covered executive officer. The $1 million deduction limitation does not apply to compensation that qualifies as “performance-based” under Section 162(m). While the Company’s compensation philosophy has been to, where appropriate, position executive compensation to qualify for deductibility, in approving compensation that may not be deductible, the Compensation Committee has determined that the underlying executive compensation programs are appropriate and necessary to attract, retain, and motivate senior executives, and that failing to meet these objectives creates more risk for the Company and its value than the financial impact of losing the tax deduction. Accordingly, compensation paid by the Company may not be deductible because such compensation exceeds the limitations or does not meet the “performance-based” or other requirements for deductibility under Section 162(m).

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COMPENSATION COMMITTEE REPORT

The Compensation Committee oversees the compensation programs of the Company on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management of the Company the Compensation Discussion and Analysis included in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in this Proxy Statement.

Members of the Compensation Committee:

Thomas Kroeger (Chairperson)

George V. Bayly

Michael Norkus

This Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The table below provides information regarding the total compensation paid or earned by each of our named executive officers for each of the fiscal years ended December 31, 2015, 2014, and 2013.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non- Equity Incentive(5) ($)	Change in Pension Value(6) ($)	All Other Comp(7) ($)	Total ($)
Boris Elisman	2015	812,769	—	2,128,875	833,370	825,205	0	30,165	4,630,384
President and Chief Executive Officer	2014	716,827	—	2,058,695	790,450	665,502	22,000	29,894	4,283,368
	2013	656,923	—	1,752,960	630,101	101,183	0	29,475	3,170,642
Neal V. Fenwick	2015	516,462	—	506,880	198,422	309,851	0	37,819	1,569,434
Executive Vice President and Chief Financial Officer	2014	482,212	—	566,142	217,375	264,541	537,878	37,928	2,106,076
	2013	469,808	—	667,797	240,041	46,417	513,302	36,525	1,973,890
Thomas W. Tedford	2015	491,519	—	709,627	277,790	328,433	—	14,135	1,821,504
Executive Vice President; President, ACCO Brands North America Office and Consumer Products	2014	442,212	—	514,680	197,612	281,976	—	13,594	1,450,074
	2013	429,808	—	469,546	168,777	89,679	—	13,175	1,170,985
Christopher M. Franey	2015	463,777	—	405,510	158,739	245,083	—	141,788	1,414,897
Executive Vice President; President, Computer Products Group	2014	437,404	—	308,809	118,569	140,450	—	233,817	1,239,049
	2013	429,808	—	469,546	168,777	68,726	—	268,663	1,405,520
Pamela R. Schneider	2015	417,808	—	380,164	148,817	231,382	—	17,143	1,195,314
Senior Vice President; General Counsel and Corporate Secretary	2014	382,019	34,700	360,278	138,331	193,455	—	16,614	1,125,397
	2013	356,539	—	365,207	131,273	31,176	—	14,269	898,464

(1)	Our executive officers are paid bi-weekly. In 2015, there were 27 pay cycles compared to 26 pay cycles in each of 2013 and 2014. As such, the 2015 salary shown is greater than their current annual base salary. Base salary merit pay adjustments were effective April 1, 2015. In addition, Mr. Tedford received a salary increase effective July 1, 2015. See”--Discussion and Analysis--Annual Compensation--Base Salaries” for further details.
(2)	The amount shown in column (d) represents a discretionary cash bonus awarded in March 2014 to Ms. Schneider in recognition of acting as the interim leader of the Human Resources function during 2013.
(3)	The amounts shown in column (e) reflect the grant date fair value of RSUs and PSUs granted in 2013, 2014, and 2015 determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC. These awards are described in more detail in the footnotes to the Grants of Plan-Based Awards and the Outstanding Equity Awards at Fiscal Year End tables. The value of the PSUs is shown at the target payout levels, based on the probable outcome of the performance conditions, determined as of the grant date. The maximum value of the PSUs granted is 150% of the target award. The maximum potential 2015 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Franey, and Ms. Schneider is $2,246,793 $534,953, $748,931, $427,968, and $401,214, respectively. The maximum potential 2014 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Franey, and Ms. Schneider is $2,186,594, $601,317, $546,651, $327,992, and $382,659, respectively. The maximum potential 2013 PSU LTIP award value for each of Messrs. Elisman, Fenwick, Tedford, and Franey, and Ms. Schneider is $1,872,221, $713,225, $501,489, $501,489, and $390,053, respectively.
(4)	The amounts shown in column (f) reflect the grant date fair value for the fiscal year ended December 31 for each year shown that is attributable to NQSOs determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 5 to the Company’s audited financial statements for each year shown included in the Company’s Annual Reports on Form 10-K filed with the SEC.
(5)	The amounts shown in column (g) include AIP awards, if any, earned under our AIP by each of the named executive officers for each year shown. For 2015, each of Messrs. Elisman and Fenwick, and Ms. Schneider were paid 92.3% of their target AIP opportunity and Messrs. Tedford and Franey were paid 102.8% and 81.3%%, respectively. For 2014, each of Messrs. Elisman and Fenwick, and Ms. Schneider were paid 84.4% of their target AIP opportunity and Messrs. Tedford and Franey were paid 98.1% and 49.4% of their target AIP opportunity, respectively. For 2013, each of Messrs. Elisman and Fenwick, and Ms. Schneider were paid 15.2% of their target AIP opportunity and Messrs. Tedford and Franey were paid 32.1% and 24.6% of their target AIP opportunity, respectively.
(6)	The amounts shown in column (h) represent the aggregate change in actuarial present value during each year shown for the named executive officer’s accumulated benefit, if any, provided under the ACCO Pension and ACCO Europe Pension plans. None of the named executive officers earned any preferential amounts on their account balances. For 2015, the value of the ACCO Pension for Messrs. Elisman and Fenwick and the value of the ACCO Europe Pension for Mr. Fenwick decreased, reflected as zero, due to an increase in the discount rate assumption. For 2014, the ACCO Pension value increased for Messrs. Elisman and Fenwick and the ACCO Europe Pension Plan increased for Mr. Fenwick. A portion of the 2014 increase in pension values was directly related to significantly lower discount rates and longer life expectancy assumptions. For 2013, the ACCO Pension value decreased for Messrs. Elisman and Fenwick, reflected as zero, and the ACCO Europe Pension increased for Mr. Fenwick. All such amounts fully-vested in previous

41

years. Messrs. Tedford and Franey, and Ms. Schneider were not eligible to participate in the ACCO Pension prior to the time it was frozen. See “Pension Benefits.”

(7)	The following table provides details about each component of the “All Other Compensation” shown in column (i) for the fiscal year ended December 31, 2015:

Name	Automobile Allowance ($)	Company Contributions to Defined Contribution Plans(a) ($)	Tax Gross Ups, Tax Equalization, Expatriate Assignment, and Relocation Expenses(b) ($)	Miscellaneous Perquisites(c) ($)	Total ($)
Mr. Elisman	13,992	11,925	—	4,248	30,165
Mr. Fenwick	13,992	11,925	—	11,902	37,819
Mr. Tedford	—	11,925	—	2,210	14,135
Mr. Franey	13,992	11,925	110,178	5,693	141,788
Ms. Schneider	—	11,925	—	5,218	17,143

(a)	The amounts represent the Company’s 2015 contribution to the tax-qualified 401(k) savings plan account for each of the named executive officers.
(b)	Additional compensation for Mr. Franey included $61,200 in housing and utilities allowances and $48,978 in U.S. tax gross-up relating to these allowances. See “Compensation Discussion and Analysis -- Expatriate Assignment and Relocation Benefits.”
(c)	The amounts include the 2015 cost to the Company for premiums paid on excess long-term disability and/or group term life insurance for each of the named executive officers. Group term life and long-term disability insurance premiums were $4,248, $3,972, $2,210, $5,693, and $5,218 for each of Messrs. Elisman, Fenwick, Tedford, and Franey, and Ms. Schneider, respectively. For Mr. Fenwick, the amount also includes $3,250 for income tax preparation fees and $4,680 for personal travel for him and certain of his family members.

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Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award made to a named executive officer under the Company’s Incentive Plan during the fiscal year ended December 31, 2015.

Name	Grant Date of Awards	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options(4)	Exercise or Base Price of Option Awards ($/Share)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Boris Elisman	03/04/15	—	880,000	1,320,000							—
	03/04/15				99,725	199,449	299,174				1,497,862
	03/04/15							84,023			631,013
	03/04/15								278,514	7.51	833,370
Neal V. Fenwick	03/04/15	—	325,000	487,500							—
	03/04/15				23,744	47,488	71,232				356,635
	03/04/15							20,006			150,245
	03/04/15								66,313	7.51	198,422
Thomas W. Tedford	03/04/15	—	318,500	477,750							—
	03/04/15				33,242	66,483	99,725				499,287
	03/04/15							28,008			210,340
	03/04/15								92,838	7.51	277,790
Christopher M Franey	03/04/15	—	291,850	437,775							—
	03/04/15				18,996	37,991	56,987				285,312
	03/04/15							16,005			120,198
	03/04/15								53,051	7.51	158,739
Pamela R. Schneider	03/04/15	—	243,000	364,500							—
	03/04/15				17,808	35,616	53,424				267,476
	03/04/15							15,005			112,688
	03/04/15								49,735	7.51	148,817

(1)	The amounts shown represent the potential AIP earnings for 2015 at threshold, target and maximum performance. The actual amounts earned for 2015 are included in column (g) of the 2015 Summary Compensation Table and further described in footnote (5) thereto. For an explanation of the performance-based measures applicable to the 2015 AIP awards, see “Compensation Discussion and Analysis -- Discussion and Analysis -- Annual Compensation -- Annual Incentives.”
(2)	The amounts shown represent the threshold, target and maximum number of PSUs that may be earned based on achievement of performance measures established at the commencement of the three-year performance period. For an explanation of the performance-based measures applicable for these grants, see “Compensation Discussion and Analysis--Discussion and Analysis--Long-Term Incentive Compensation--Equity Awards Granted.”
(3)	The amounts shown represent RSUs, which vest on the third anniversary of the grant date.
(4)	The amounts shown represent NQSOs, which vest in three equal annual installments on each of the first three anniversaries of the grant date.
(5)	The exercise price per share of each NQSO is $7.51, which equals the average of the high and low sales price of a share of the Company’s common stock on the grant date of March 4, 2015.
(6)	The amounts shown represent the grant date fair value of each equity award determined in accordance with FASB ASC Topic 718.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding unexercised NQSOs and SSARs, and unvested RSUs and PSUs as of December 31, 2015 for each of the named executive officers.

	Option and SSAR Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options or SSARs Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option or SSARs Exercise Price ($)	Option or SSARs Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested(2) ($)
Boris	0		278,514	7.51	3/4/2022
Elisman	98,315		196,629	6.12	3/5/2021
	121,758		60,880	7.64	2/21/2020
	45,163		0	12.17	2/23/2019
	47,600		0	8.93	5/18/2018
	50,000	(4)	0	0.81	2/26/2016
						84,023	(5)	599,084	218,820	1,560,187
						98,197	(6)	700,145
						66,075	(7)	471,115
Neal V.	0		66,313	7.51	3/4/2022
Fenwick	27,037		54,073	6.12	3/5/2021
	46,384		23,193	7.64	2/21/2020
	27,098		0	12.17	2/23/2019
	31,400		0	8.93	5/18/2018
	100,000	(4)	0	0.81	2/26/2016
						20,006	(5)	142,643	56,496	402,816
						27,004	(6)	192,539
						25,172	(7)	179,476
Thomas W.	0		92,838	7.51	3/4/2022
Tedford	24,579		49,157	6.12	3/5/2021
	32,614		16,307	7.64	2/21/2020
	19,231		0	12.17	2/23/2019
	28,600		0	8.93	5/18/2018
						28,008	(5)	199,697	63,016	449,304
						24,550	(6)	175,042
						17,699	(7)	126,194
Christopher	0		53,051	7.51	3/4/2022
M. Franey	14,748		29,494	6.12	3/5/2021
	32,614		16,307	7.64	2/21/2020
	29,138		0	12.17	2/23/2019
	28,600		0	8.93	5/18/2018
	100,000	(4)	0	0.81	2/26/2016
						16,005	(5)	114,116	36,860	262,812
						14,730	(6)	105,025
						17,699	(7)	126,194
Pamela R.	0		49,735	7.51	3/4/2022
Schneider	17,206		34,410	6.12	3/5/2021
	25,366		12,684	7.64	2/21/2020
	16,994		0	10.19	5/15/2019
						15,005	(5)	106,986	38,650	275,575
						17,185	(6)	122,529
						13,766	(7)	98,152

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(1)	NQSOs vest in three equal installments on each of the first three anniversaries of the grant date. The vesting of unexercisable NQSOs could accelerate under the following circumstances:

Event	Result
Retirement and Disability	Award would vest pro-rata through the date of separation, provided the separation occurs at least one year after the grant date.
Death	Award would vest pro-rata through the date of death.
Change-in-Control	For NQSOs granted before 2014, award would fully vest without regard to any separation. Award would also fully vest upon a change-in-control within 90 days following an involuntary termination without Cause related to the change-in-control. For NQSOs granted in or after 2014, award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement.

(2)	The amounts shown reflect the value as calculated based on the $7.13 closing price of the Company’s common stock on December 31, 2015.
(3)	The amounts shown represent unearned and unvested PSUs for the 2014-2016 and 2015-2017 PSU award cycles at a threshold level of performance. The vesting of these unearned PSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata at actual performance through the date of separation, provided the termination occurs after June 30 of the last year in the three-year performance cycle.
Retirement	Award would vest pro-rata through date of separation based upon actual performance.
Death and Disability	Award would vest pro-rata through the date of separation based upon target performance.
Change-in-Control	Award would convert to RSUs subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement.

(4)	Award is in the form of SSARs. Each SSAR represents the right to receive in shares of the Company’s common stock an amount equal to the excess, if any, of the fair market value of a share of the Company’s common stock on the exercise date over $0.81. All SSARs were fully vested as of December 31, 2015.
(5)	The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 4, 2018, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award is subject to double-trigger vesting as a result of the change-in-control and involuntary termination of employment as defined in the award agreement.

(6)	The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on March 5, 2017, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the same conditions as described in footnote (5) above.
(7)	The amounts shown represent time-vested RSUs that vest and convert into the right to receive an equal number of shares of the Company’s common stock on February 21, 2016, provided that the named executive officer is employed by the Company at such time. The vesting of these RSUs could accelerate under the following circumstances:

Event	Result
Involuntary Termination without Cause	Award would vest pro-rata through date of separation, provided separation occurs within 180 days prior to the vesting date.
Retirement, Death or Disability	Award would vest pro-rata through date of separation.
Change-in-Control	Award would fully vest, absent issuance of replacement awards as permitted in the award agreement.

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2015 Option Exercises and Stock Vested

The following table describes the aggregate number of shares acquired and the dollar amounts realized by each of the named executive officers during the fiscal year ended December 31, 2015 from the vesting of PSUs and RSUs. There was no exercise of NQSOs or SSARs by any of the named executive officers during the 2015 fiscal year. The PSUs that vested on December 31, 2015 were settled on March 2, 2016.

Name	NQSO or SSAR Awards Number of Shares Acquired on Exercise (#)	NQSO or SSAR Awards Value Realized on Exercise ($)	Stock Awards Number of Shares Acquired on Vesting (1),(2) (#)	Stock Awards Value Realized on Vesting (1),(2) ($)
Boris Elisman	—	—	189,002	1,358,620
Neal V. Fenwick	—	—	85,250	621,419
Thomas W. Tedford	—	—	53,978	389,561
Christopher M. Franey	—	—	58,633	425,172
Pamela R. Schneider	—	—	42,940	312,630

(1)	The number of shares and amounts shown for Messrs. Elisman, Fenwick, Tedford, and Franey include 21,221, 12,733, 9,036, and 13,691 RSUs, respectively, which vested on February 23, 2015. The realized value was $162,341, $97,407, $69,125, and $104,736, respectively, calculated based upon the fair market value of the Company’s common stock of $7.65 per share on the vesting date. In addition, Mr. Fenwick and Ms. Schneider had 8,600 and 7,985 RSUs, respectively, vest on May 15, 2015. The realized value was $68,284 and $63,401, respectively, calculated based upon the fair market value of the Company’s common stock of $7.94 per share on the vesting date.
(2)	The number of shares and amounts shown for Messrs. Elisman, Fenwick, Tedford, and Franey, and Ms. Schneider include 167,781, 63,917, 44,942, 44,942, and 34,955 PSUs, respectively, from the three-year 2013-2015 PSU cycle that have been earned based on 2013-2015 performance and vested as of December 31, 2015. The amounts of $1,196,279, $455,728, $320,436, $320,436, and $249,229, respectively, represent the value as calculated based on the $7.13 closing price of the Company’s common stock on December 31, 2015.

46

PENSION BENEFITS

The Pension Benefits table provides information regarding the number of years of credited service, the present value of accumulated benefits, and any payments made during the fiscal year ended December 31, 2015 with respect to the ACCO Pension and the ACCO Europe Pension for each of the named executive officers.

Name	Plan Name	Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Boris Elisman	ACCO Pension	4	83,000	—
Neal V. Fenwick	ACCO Europe Pension	22	4,877,754	—
	ACCO Pension	3	68,000	—
Thomas W. Tedford	N/A	—	—	—
Christopher M. Franey	N/A	—	—	—
Pamela R. Schneider	N/A	—	—	—

(1)	Years of Credited Service for the ACCO Pension are shown through March 6, 2009, the date on which the ACCO Pension plan was frozen. Mr. Fenwick participated in the ACCO Europe Pension until April 1, 2006. Vesting service, which determines vesting and eligibility for early retirement benefits, continues to grow. As of December 31, 2015, vesting service is 6.75 years greater (absent any break-in-service or termination) than credited since shown in the table above.
(2)	Amounts reported above as the actuarial present value of accumulated benefits under the ACCO Pension are computed using the interest and mortality assumptions that the Company applies to amounts reported in its financial statements, and are assumed to be payable at age 65. Despite the plan being frozen, the value of the benefit changes due to the assumptions utilized in the calculations. For 2015, the present value of the accumulated pension benefit decreased since the prior year is directly related to an increase in the discount rate. The interest rate assumption is 4.56%. The mortality table assumption for the ACCO Pension is based upon the RP-2006 Mortality Table projected using the Mortality Improvement Scale MP-2015. Amounts reported above as the actuarial present value of accumulated benefit for Mr. Fenwick under the ACCO Europe Pension assumes an interest rate of 3.8%, an inflation rate of 3.1%, an exchange rate (as of December 31, 2015) of $1.4826 to one British Pound and utilizes the SAPS S2 Tables using CMI 2015 future improvements, subject to an underpin of 1.25% per annum.

The ACCO Pension is a broad-based, tax-qualified defined benefit pension plan, which provides a monthly cash benefit upon retirement to eligible employees of the Company, including the participating named executive officers. Historically, eligible employees included all salaried and certain hourly paid employees (regularly scheduled to work at least twenty hours per week) of the Company, except leased employees, independent contractors, certain collectively-bargained employees, and employees accruing benefits under an affiliated company foreign pension plan. Employees must have completed one year of service to participate in the ACCO Pension and five years of service to vest in the benefit. The determination of benefits under the ACCO Pension is based upon years of credited service with the Company and its participating U.S. subsidiaries and the average of the highest five consecutive years of earnings within the last ten years of vesting service. “Eligible Earnings” include base pay and certain regularly occurring bonuses, but do not include amounts that have been deferred and, for years of credited service prior to 2002, annual bonuses. All benefit service and accruals for benefits under the ACCO Pension have been frozen as of March 6, 2009. As a result, no additional benefits will accrue from that date for any of the named executive officers unless action is taken to reinstate any such benefits.

Benefits under the ACCO Pension are calculated in the following manner: A participant’s benefit for credited service accrued prior to January 1, 2002 equals the product of (A) his years of credited service multiplied by (B) the sum of (i) 0.75% of Eligible Earnings up to the participant’s applicable Social Security-covered compensation amount, plus (ii) 1.25% of the participant’s final Eligible Earnings in excess of the participant’s applicable Social Security-covered compensation amount (up to a maximum of thirty years). The participant’s benefit for credited service accrued since January 1, 2002 equals the product of (C) his years of credited service multiplied by (D) 1.25% of the participant’s final average Eligible Earnings, except that for years of credited service since January 1, 2007, the annual benefit accrual rate is 1.00% instead of 1.25%. As described above for the year 2009, Eligible Earnings and credited service will be determined as of March 6, 2009 unless subsequent action to reinstate benefit accruals is taken. Participants are fully vested in benefits after five years of service, with no vesting prior to that date. None of the named executive officers is entitled to additional credited service other than that which has been earned during their employment.

Several forms of benefit payments are available under the ACCO Pension. The ACCO Pension offers a single life annuity option, 5 and 10-year period certain and life annuity options, 50%, 75% and 100% joint and contingent beneficiary options, and a Social Security benefit adjustment option. The payout option must be elected by the participant before benefit payments commence. For a participant who is no longer an active employee of the Company, an automatic lump-sum distribution of benefits occurs if their pension value is less than or equal to $1,000, and in 2015, the Company established an automatic lump-sum rollover feature

47

if their pension value is greater than $1,000 but less than or equal to $5,000. Each option available under the ACCO Pension is actuarially equivalent.

Normal retirement benefits commence at age 65. Under the ACCO Pension, early retirement benefit payments are available in a reduced amount to participants upon attainment of age 55 and completion of at least five years of vesting service. The ACCO Pension recognizes prior service with Fortune Brands, Inc. and other companies previously related to the Company, for periods before the spin-off of the Company from Fortune Brands, Inc. on August 16, 2005, for vesting purposes.

Mr. Fenwick is also entitled to a pension benefit under the ACCO Europe Pension in which he participated until April 1, 2006. The ACCO Europe Pension is a broad-based, defined benefit pension plan which provides a benefit upon retirement to eligible employees of ACCO UK Limited and certain other European subsidiaries of the Company. Mr. Fenwick was eligible to participate in the ACCO Europe Pension based on his prior European employment with the Company. Benefits are payable upon retirement at or after age 62 with twenty years of credited service, as a single life annuity, in an amount equal to two-thirds (2/3) of Mr. Fenwick’s final Pensionable Earnings while a participant in this plan. Under the ACCO Europe Pension, early retirement benefit payments are available in an actuarially reduced amount to participants upon attainment of age 55. The reduction is 5% per year if retiring before age 62. Pensionable Earnings are defined as Mr. Fenwick’s base salary for the preceding full year prior to April 1, 2006 together with the average annual bonus paid for the preceding three years. Benefits under this plan are based on the higher of (1) Pensionable Earnings for the full year immediately prior to April 1, 2006, or (2) the average of any three consecutive years of Pensionable Earnings in the last ten years prior thereto. Mr. Fenwick is fully vested in this benefit.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company does not have written employment agreements with any of its executive officers. Executive officers, including the named executive officers, are covered by the Company’s ESP at December 31, 2015 and continue to be so covered as of the date of this Proxy Statement.

The Company’s ESP provides the named executive officers the following payments and benefits upon (i) an involuntary termination without “cause,” (ii) voluntary termination for “good reason” or (iii) involuntary termination without “cause” within 24 months after (and in certain circumstances preceding) a change-in-control as defined in the ESP:

•	Involuntary Termination: 21 months of base salary and one year of target bonus for Messrs. Elisman, Fenwick, Tedford and Franey; 18 months of base salary and one year of target bonus for Ms. Schneider.

•	Change-in-Control Termination: 2.25 times base salary plus 2.25 times bonus for the year of separation for Messrs. Elisman, Fenwick, Tedford and Franey; 2 times base salary plus 2 times bonus for the year of separation for Ms. Schneider. The bonus amount is based on the greater of (i) a target bonus for the year of the named executive officer’s termination, or (ii) the bonus that would be paid using the Company’s most recent financial performance outlook report that is available as of the named executive officer’s termination date. The executive would also receive a pro-rata annual bonus for the year of the executive’s termination up through and including the termination effective date calculated in the manner described in the preceding sentence.

•	Outplacement services in an amount not to exceed $30,000 for Mr. Elisman and each of the other named executive officers.

•	A gross-up payment for any “golden parachute” excise tax that may be payable by the named executive officer under Section 4999 of the Code, plus any income and employment taxes on the gross-up payment, with respect to the severance payments and other benefits due to them (whether under the ESP or otherwise), unless the amount of any “excess parachute payments” paid or payable by them does not exceed 330% of the executive’s “base pay” as determined pursuant to Section 280G of the Internal Revenue Code, in which case the gross-up payment is not paid and the severance and other golden parachute payments would be reduced so that no amount would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

•	Any amounts payable under the ESP are reduced by amounts payable to a named executive officer under any other severance plan applicable to the named executive officer or agreement that has been entered into between the Company and the named executive officer.

Medical and other welfare benefits continue for the named executive officer’s severance period on the same cost-sharing basis as if employment had not terminated. No severance or change-in-control payments would be made until the named executive officer executes a release waiving any and all claims the executive may have against the Company. No benefits would be provided to a named executive officer if a termination was for “cause” or voluntary (other than in the case of a retirement) except at the discretion of the Board of Directors. In addition, certain equity grants awarded to the named executive officers may accelerate upon death, disability, retirement, termination without cause and in the event of a change-in-control as defined in the Incentive Plan. For additional details, see the Outstanding Equity Awards at Fiscal Year-End table and related footnotes.

The tables below, set forth, for each named executive officer, the estimated payments and other benefit amounts that would have been received by the named executive officer or his estate on December 31, 2015, under the following circumstances:

•	a change-in-control without termination of employment;
•	termination of employment by the executive officer for retirement;
•	termination of employment by the Company without cause;
•	following (or in certain circumstances preceding) a change-in-control, a termination of employment by the Company without “cause” or by the executive officer for “good reason”; or
•	termination of employment as a result of death or disability.

In preparing the tables, it is assumed that each of the named executive officers has no earned but unpaid salary or accrued and unused vacation benefits at the time of his termination and that the values reflect compensation in addition to what he would have earned had the described event not occurred. The notes accompanying these tables appear at the end of this section. Only Mr. Franey is retirement eligible as of December 31, 2015.

49

Boris Elisman

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	0	0	2,280,000	3,780,000	0	0
Annual incentive(1)	0	0	0	880,000	0	0
Benefits:
Continuation of benefits(2)	0	0	24,736	31,804	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	26,831	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	0	0	0	198,595	82,160	82,160
Value of Restricted Stock Units(5)	471,115	0	449,172	1,770,343	1,041,427	1,041,427
Value of Performance Stock Units(6)	0	0	0	3,120,373	1,606,225	1,606,225
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	(279,662)			4,219,479
Total	191,453	—	2,783,908	14,057,425	2,729,812	2,729,812

See accompanying notes at the end of this section.

Neal V. Fenwick

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	0	0	1,200,000	1,856,250	0	0
Annual incentive(1)	0	0	0	325,000	0	0
Benefits:
Continuation of benefits(2)	0	0	24,736	31,804	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	26,831	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	0	0	0	54,614	15,064	15,064
Value of Restricted Stock Units(5)	179,476	0	171,117	514,658	327,870	327,870
Value of Performance Stock Units(6)	0	0	0	805,625	424,221	424,221
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	0			1,332,390
Total	179,476	—	1,425,853	4,977,172	767,155	767,155

See accompanying notes at the end of this section.

50

Thomas W. Tedford

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	0	0	1,176,000	1,819,125	0	0
Annual incentive(1)	0	0	0	318,500	0	0
Benefits:
Continuation of benefits(2)	0	0	24,097	30,982	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	26,831	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	0	0	0	49,649	13,695	13,695
Value of Restricted Stock Units(5)	126,194	0	120,316	500,932	282,198	282,198
Value of Performance Stock Units(6)	0	0	0	898,601	441,059	441,059
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	0			1,535,066
Total	126,194	—	1,350,413	5,209,686	736,952	736,952

See accompanying notes at the end of this section.

Christopher M. Franey

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	0	0	1,077,600	1,666,913	0	0
Annual incentive(1)	0	0	0	291,850	0	0
Benefits:
Continuation of benefits(2)	0	0	18,188	23,387	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	26,831	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	0	8,217	8,217	29,789	8,217	8,217
Value of Restricted Stock Units(5)	126,194	215,868	215,868	345,334	215,868	215,868
Value of Performance Stock Units(6)	0	260,124	260,124	525,623	260,124	260,124
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	0			1,481,014
Total	126,194	484,209	1,609,997	4,420,741	484,209	484,209

See accompanying notes at the end of this section.

51

Pamela R. Schneider

	Change in Control without Termination ($)	Termination by Executive for Retirement ($)	Termination by Company without Cause ($)	Termination by the Company without Cause or by the Executive for “Good Reason” Following a Change in Control ($)	Death ($)	Disability ($)
Payments and Benefits Compensation:
Cash severance(1)	0	0	850,500	1,296,000	0	0
Annual incentive(1)	0	0	0	243,000	0	0
Benefits:
Continuation of benefits(2)	0	0	—	—	0	0
Outplacement Services	0	0	30,000	30,000	0	0
Additional 401(k) Plan Contributions(3)	0	0	0	23,850	0	0
Long-Term Incentive Awards Acceleration:
Value of Non-Qualified Stock Options(4)	0	0	0	34,754	9,586	9,586
Value of Restricted Stock Units(5)	98,152	0	93,580	327,666	197,821	197,821
Value of Performance Stock Units(6)	0	0	0	551,149	282,785	282,785
Change-in-Control Compensation Reduction or Federal Excise Tax and Gross-up/Forfeiture(7)	0			1,053,895
Total	98,152	—	974,080	3,560,314	490,192	490,192

See accompanying notes at the end of this section.

Notes to Potential Payments Upon Termination or Change-in-Control Tables

(1)	Represents 2015 base salary and annual incentive opportunity at target performance, calculated according to the terms of the ESP.
(2)	Represents the approximate value of the employer subsidy to broad-based employee benefit plans for the named executive officer’s benefit during the severance period.
(3)	Represents the maximum annual Company contribution to the named executive officer’s account under the Company’s 401(k) Plan during the severance period.
(4)	Reflects the excess of the fair market value as of December 31, 2015 of the underlying shares over the exercise price of all unvested options, the vesting of which accelerates in connection with the specified event. As of December 31, 2015 some of the unvested NQSOs had exercise prices in excess of the fair market value. The amounts shown reflect the value as calculated based on the $7.13 closing price of the Company’s common stock on December 31, 2015.
(5)	Reflects the fair market value as of December 31, 2015 of the shares underlying all unvested RSUs which vest in connection with the specified event. The amounts shown reflect the value as calculated based on the $7.13 closing price of the Company’s common stock on December 31, 2015.
(6)	Reflects the unvested fair market value as of December 31, 2015 of the shares underlying unvested PSUs which would vest in connection with the specified event. This value does not include the 2013-2015 PSU award which vested on December 31, 2015. The amounts shown reflect the value as calculated based on the $7.13 closing price of the Company’s common stock on December 31, 2015.
(7)	Upon a change-in-control of the Company, the named executive officer may be subject to a reduction in compensation or may incur certain excise taxes pursuant to Section 4999 of the Code of 1986, as described above.

52

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(Proxy Item 3)

We are providing our stockholders with an opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. The proposal, commonly known as a “Say-on-Pay” proposal, is designed to give our stockholders the opportunity to endorse or not endorse our executive compensation program through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders, including in the Compensation Discussion and Analysis, the executive compensation tables and other related disclosures contained herein.”

As discussed in the Compensation Discussion and Analysis, we have designed our executive compensation program to attract, retain and motivate highly skilled executive officers, link pay to performance, and build sustainable value for our stockholders. When you cast your vote, we urge you to consider the description of our executive compensation program contained in this Proxy Statement, including under the heading “Compensation Discussion and Analysis” and the accompanying Executive Compensation tables and related footnotes.

Because your vote is advisory, it will not be binding upon our Board of Directors, it will not overrule any decision by the Board of Directors and it will not create or imply any additional fiduciary duties on the Board of Directors or any member thereof. However, the Compensation Committee and our Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote FOR Proxy Item 3.

53

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholders interested in submitting a proposal for inclusion in our proxy statement for the 2017 annual meeting must follow the procedures and meet the other requirements outlined in Rule 14a-8 of the Securities Exchange Act of 1934, and we must receive such proposal at our principal executive offices on or before November 28, 2016. Article II of our By-Laws requires that we be given advance written notice of director nominations and other matters that an eligible stockholder wishes to present for action at an annual meeting other than those included in our proxy statement pursuant to Rule 14a-8. To be timely, our Corporate Secretary must receive such notice at our principal executive offices not earlier than the close of business on January 10, 2017 and not later than the close of business on February 9, 2017. Any such notice and accompanying proposal or director nomination also must be in proper form and meet the detailed disclosure and other requirements specified in Article II of our By-Laws.

Any proposals, notices or nominations must be sent to the Office of the Corporate Secretary, ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, Illinois 60047. A copy of our By-laws is available upon written request to the Corporate Secretary at the address noted above, or may be accessed under the Investor Relations section of our website, www.accobrands.com. Additionally, a copy of our By-laws, which we included as an exhibit to our Current Report on Form 8-K filed with the SEC on December 14, 2015, can be accessed through the SEC’s website at www.sec.gov.

54

MISCELLANEOUS

Cost of Soliciting Proxies

The Company will bear the expense of soliciting proxies for this meeting, including mailing costs of the Notice, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers and other employees may also solicit proxies personally or by telephone or other means of electronic communication but will not receive specific compensation for any such solicitation. We may reimburse brokerage firms and others holding stock in their names or in names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.

In addition to mailing copies of the Notice and mailing or making available the related proxy materials to stockholders, we will request that persons who hold stock in their names or custody, or in the name of nominees, for the benefit of others, to forward copies of these materials to the beneficial owners of our stock, and to request the authority to execute the proxies. Stockholders who do not intend to be present at the meeting are urged to send in their proxies without delay or vote their proxies by telephone or through the Internet. Your prompt response is greatly appreciated.

Multiple Stockholders Having the Same Address

We are sending only one Notice of Internet Availability of Proxy Materials or one Proxy Statement and Annual Report to the address of multiple stockholders unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” reduces duplicate mailings, saving paper and reducing printing costs. Any stockholder residing at such an address who would like to receive an individual copy of the materials, or who is receiving multiple copies of our Proxy Statement and Annual Report and would prefer to receive a single copy in the future, may contact Broadridge, Householding Department by mail at 51 Mercedes Way, Englewood, New York 11717 or by telephone at (800) 542-1061.

Other Matters

The Company knows of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the meeting, the people named in the accompanying proxy will vote the shares they represent in accordance with the recommendation of the Board of Directors.

March 25, 2016	By order of the Board of Directors

Pamela R. Schneider Senior Vice President, General Counsel and Corporate Secretary

Financial and Other Information

The Company has made available to you its Annual Report, which can be accessed by following the instructions contained in the Notice of Internet Availability of Proxy Materials. The Annual Report contains the Company’s Annual Report on Form 10-K for the year ended December 31, 2015. The Company’s Annual Report on Form 10-K for the year ended December 31, 2015 can also be accessed online at the Investor Relations section of the Company’s website at www.accobrands.com. The Annual Report and Proxy Statement are also available without charge by request made in writing to Ms. Jennifer Rice, Vice President-Investor Relations at ACCO Brands Corporation, Four Corporate Drive, Lake Zurich, IL 60047 or by telephone at (847) 796-4320. Additionally, the Company’s Audit Committee Charter, Compensation Committee Charter, Corporate Governance and Nominating Committee Charter, Finance and Planning Committee Charter, Executive Committee Charter, Code of Business Conduct and Ethics and Corporate Governance Principles are available without charge at the Investor Relations section of the Company’s website at www.accobrands.com or in print upon request by any stockholder to Ms. Rice at the address noted above.

55

Parking Facility and Driving Directions

Directions from Downtown Chicago to Kemper Lakes

Take I-90/94 north toward Milwaukee

Slight left onto I-90 Kennedy Expressway to O’Hare

Take exit onto I-294 north/Tri-state Tollway towards Milwaukee

Continue onto I-94 to IL-22/Half Day Road exit

Continue west on IL-22 for approx. 8 miles

Turn right onto Corporate Drive

(First stoplight west of Old McHenry Road)

Directions from North to Kemper Lakes

Take I-94 south toward Chicago/Indiana

Exit Half Day Road/IL-22 west for approx. 8 miles

Turn right onto Corporate Drive

From West to Kemper Lakes

Take I-90 east to Chicago

Take IL-59 north for approx. 10 miles

Turn right onto IL-22/Half Day Road for approx. 5 miles

Turn left onto Corporate Drive

From South to Kemper Lakes

Take I-355 north to northwest suburbs

Merge onto I-290 west

Continue onto IL-53 north

Take Lake Cook Road exit west

Turn right onto US 12/Rand Road

Turn right onto Quentin Road

Turn right onto IL-22 east for approx. 1 mile

Turn left onto Corporate Drive

ACCO Brands Corporation

Annual Meeting of Stockholders

May 10, 2016  10:30 a.m.

Meeting Location Address

Kemper Lakes Business Center

Three Corporate Drive

Lake Zurich, IL 60047

Tel: 847.796.4340

Parking

Self-parking is available

56

ACCO BRANDS CORPORATION FOUR CORPORATE DRIVE LAKE ZURICH, IL 60047

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E06225-P77142-Z67498	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACCO BRANDS CORPORATION

The Board of Directors recommends you vote
FOR the following director nominees:

1.	Election of Directors

	Nominees:		For	Against	Abstain

The Board of Directors recommends you vote FOR proposals
	1a.	George V. Bayly	☐	☐	☐	2 and 3.		For	Against	Abstain

	1b.	James A. Buzzard	☐	☐	☐	2.	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for 2016.	☐	☐	☐

	1c.	Kathleen S. Dvorak	☐	☐	☐	3.	The approval, by non-binding advisory vote, of the compensation of our named executive officers.	☐	☐	☐
	1d.	Boris Elisman	☐	☐	☐
NOTE: To transact such other business as may properly come
	1e.	Robert H. Jenkins	☐	☐	☐	before the meeting or any adjournment thereof.

	1f.	Pradeep Jotwani	☐	☐	☐

	1g.	Robert J. Keller	☐	☐	☐

	1h.	Thomas Kroeger	☐	☐	☐

	1i.	Michael Norkus	☐	☐	☐

	1j.	E. Mark Rajkowski	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E06226-P77142-Z67498

ACCO BRANDS CORPORATION Annual Meeting of Stockholders May 10, 2016 10:30 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Neal V. Fenwick, Kathleen D. Schnaedter and Pamela R. Schneider, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ACCO Brands Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 AM, CDT on May 10, 2016, at the Kemper Lakes Business Center, Three Corporate Drive, Lake Zurich, Illinois 60047.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE BUT THIS CARD IS SIGNED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2 AND FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side